Exhibit 2.1

EXECUTION VERSION

LLC INTEREST PURCHASE AGREEMENT

BY AND AMONG

VS HERCULES LLC

FDC VITAMINS, LLC,

MBF/FDC ACQUISITION, LLC,

FDC MANAGEMENT, LLC,

FDC LIMITED II, LLC,

NUTRI-FORCE NUTRITION, INC.

AND

THE INDIVIDUALS LISTED ON EXHIBIT A HERETO

DATED AS OF JUNE 6, 2014

- i -

- ii -

* * * * *

- iii -

LIST OF EXHIBITS

Exhibit A	Majority Class B Holders

Exhibit B	Form of Escrow Agreement

Exhibit C	Example of Calculations in the Preliminary Closing Statement and Adjusted Closing Statement

Exhibit D	Example Calculation of Earn-Out EBITDA

Exhibit E	Form of Minority Purchase Agreement

* * * * *

- iv -

LLC INTEREST PURCHASE AGREEMENT

THIS LLC INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 6, 2014, is made and entered into by and among VS Hercules LLC, a Delaware limited liability company (“Purchaser”), FDC Vitamins, LLC, a Florida limited liability company (the “Company”), MBF/FDC Acquisition, LLC, a Delaware limited liability company (“MBF Acquisition”), FDC Management, LLC, a Florida limited liability company (“FDC Management”), FDC Limited II, LLC, a Florida limited liability company (“FDC Limited II”), Nutri-Force Nutrition, Inc., a Florida corporation (“Nutri-Force”), the individuals listed on Exhibit A hereto (the “Majority Class B Holders” and, together with MBF Acquisition, FDC Management, FDC Limited II and Nutri-Force, the “Sellers,” and each individually, a “Seller”), MBF Acquisition, as the Sellers’ representative (the “Seller Representative”), and solely for the purposes of the Sections referenced in its signature, Vitamin Shoppe, Inc., a Delaware corporation (“Guarantor”). Purchaser, the Company, and the Sellers are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”, and Guarantor is referred to herein as a “Party” solely with respect to the Sections referenced in its signature.

WHEREAS, the Sellers and the Minority Class B Holders collectively own all of the issued and outstanding limited liability company interests of the Company;

WHEREAS, the Sellers desire for Purchaser to acquire, concurrently with the Closing, all of the limited liability company interests of the Company owned by the Minority Class B Holders;

WHEREAS, each of the Company and BNI owns directly a fifty percent (50%) limited liability company interest in Betancourt;

WHEREAS, at the request of Purchaser, the Company has entered into that certain purchase agreement with BNI, dated April 17, 2014 (the “Betancourt Purchase Agreement”), pursuant to which the Company will acquire, concurrently with the Closing, all of the limited liability company interests in Betancourt not owned by the Company;

WHEREAS, the Company has sold all of the Company’s limited liability company interests in both Vitacore and Sports Fitness Holdings, LLC, a Florida limited liability company f/k/a NF Sports LLC(“NF Sports”), and the owner of a fifty percent (50%) limited liability company interest in Miami Lakes (such sales, the “Vitacore Sale” and the “Miami Lakes Sale,” respectively);

WHEREAS, concurrently with the execution of this Agreement, each Majority Class B Holder has entered into an Employment Agreement with Purchaser, to be effective as of the Closing (collectively, “Key Employee Agreements”);

WHEREAS, the Company and its Subsidiaries are engaged in the business of developing, manufacturing and marketing vitamins, minerals and supplements (such business as conducted by the Company and its Subsidiaries, the “Business”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers propose to sell to Purchaser, and Purchaser proposes to purchase from the Sellers, the Interests (the “Acquisition”);

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition; and

WHEREAS, capitalized terms used but not defined elsewhere in this Agreement shall have the meaning set forth in Section 1.2.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I

CONSTRUCTION; DEFINITIONS

Section 1.1 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (d) the term “or” has the inclusive meaning represented by the phrase “and/or,” (e) the terms “hereof,” “herein,” “hereunder,” “hereto,” “hereby” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s) and (g) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law mean such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references in this Agreement are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 1.2 Definitions. The following terms, as used in this Agreement, have the following meanings:

“Accounting Firm” means (a) the New York, New York office of Grant Thornton LLP, or (b) in the event such accounting firm is unable or unwilling to take such assignment, an independent accounting firm of nationally recognized standing mutually acceptable to each of the Parties hereto.

“Accounting Principles” means the financial accounting principles, policies, procedures, assumptions and practices ordinarily used in the preparation of financial statements of the Company consistent with prior practice and in accordance with GAAP.

“ADA” means the United States Americans with Disabilities Act and the rules and regulations promulgated thereunder.

“ADEA” means the United States Age Discrimination in Employment Act and the rules and regulations promulgated thereunder.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Benefit Laws” means all Laws or other legislative, administrative or judicial promulgations, other than ERISA and the Code, including those of a jurisdiction outside the United States of America, applicable to any Company Benefit Plan or ERISA Affiliate Plan.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013.

“Betancourt” means Betancourt Sports Nutrition, LLC, a Florida limited liability company.

“Betancourt Operating Agreement” means that certain Operating Agreement of Betancourt, dated as of July 23, 2009, by and among the parties thereto, as may be further amended from time to time in accordance with its terms.

“BNI” means Betancourt Nutrition, Inc., a Florida corporation.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in New York, New York.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Class B Unit” has the meaning set forth in the Company’s Class B Unit Plan.

“Class B Unit Grant Documents” means the Class B Unit Plan and each of the Class B Unit grant agreements between the Company and the Minority Class B Holders, as amended from time to time in accordance with their respective terms.

“Class B Unit Plan” means the Company’s Amended and Restated Class B Unit Plan, effective as of April 2013.

“Closing” means the consummation of the transactions contemplated by Article II.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries, including any interest accrued thereon and prepayment or similar penalties and expenses, as of the Closing Date.

“Closing Working Capital” means Working Capital of the Company and its Subsidiaries as of the close of business on the day immediately prior to the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company in connection with the transactions contemplated hereby. For the avoidance of doubt, the Key Employee Agreements and the Exclusive Distribution Agreement are not Company Ancillary Documents.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or has made, or has or has had an obligation to make, contributions at any time.

“Company Contracts” means all Contracts to which the Company or any of its Subsidiaries is bound or by which the Company, any of its Subsidiaries or any of their respective assets are bound or that are related to the Business.

“Company Drag-Along Rights” means the drag-along rights provided for in Section 5.9 of the Company Operating Agreement.

“Company Intellectual Property” means (a) Company-Owned Intellectual Property and (b) In-Licensed Company Intellectual Property.

“Company Licensed Software” means all software (other than Company Proprietary Software) used by the Company or any of its Subsidiaries, including Off-The-Shelf Software.

“Company-Owned Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries, including Intellectual Property embodied in the Company Proprietary Software.

“Company Operating Agreement” means that certain Third Amended and Restated Operating Agreement of the Company, dated as of January 9, 2009, by and among the parties thereto, as amended by that certain First Amendment to Third Amended and Restated Operating Agreement, effective as of April 2013, and as may be further amended from time to time in accordance with its terms.

“Company Proprietary Software” means all software owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means all non-public written information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business, Products, financial condition, services or research or development of each of the Company and its Subsidiaries, or its suppliers, customers, employees, independent contractors, referral sources or other business relations. Confidential Information includes the following: (a) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, each of the Company’s and its Subsidiaries’ suppliers, distributors, customers, employees, independent contractors, referral sources or other business relations and their confidential information; (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (d) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (e) other Intellectual Property of the Company and its Subsidiaries. “Confidential Information” does not include any information, material or item that (i) was rightfully known by or in the possession of a Party at or prior to the time of disclosure; (ii) is known or becomes publicly available or a matter of public knowledge other than as a result of a breach of this Agreement by a Party; (iii) was independently developed by a Party other than as a result of a breach of this Agreement; or (iv) was lawfully received by a Party from a third party without a duty of confidentiality to any Party hereunder.

“Contracts” means all contracts, leases, subleases, licenses, notes, bonds, debentures, indentures, guarantees, agreements, commitments and all other legally binding instruments, arrangements and understandings, whether or not in writing.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Customer Deposits” means all customer deposits of the Company and its Subsidiaries.

“EBITDA” means, for any period, the net income plus interest, Taxes, depreciation and amortization of the Company and its Subsidiaries on a consolidated basis for such period.

“Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA (a “Welfare Plan”), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA) (a “Pension Plan”), (c) each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical and dental benefit plan, and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreement” means any employment Contract, consulting agreement, termination or severance agreement, change of control or retention agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect to any current or former officer, employee, consultant or independent contractor. For the avoidance of doubt, “Employment Agreement” shall not include any offer letters or oral arrangements with at-will employees that do not contain any severance payment, payment upon a change of control of the Company, guaranty of payment or other obligation to remunerate such employees beyond the period during which such at-will employees performed services for or on behalf of the Company or any of its Subsidiaries.

“Enforceability Exceptions” means (a) applicable insolvency, bankruptcy, fraudulent transfer, reorganization, moratorium or other similar Laws, (b) Laws of general applicability relating to or affecting creditors’ rights, and (c) general principles of equity (whether considered in a proceeding at law or in equity).

“Environmental Laws” means all local, state and federal Laws relating to (a) pollution or the protection of the environment (including indoor and ambient air, surface water, groundwater, drinking water supply, surface or subsurface land, and sewer systems), (b) occupational health and safety, worker health and safety, or the protection of human health from environmental hazards, or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of, Hazardous Materials.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or rights for the purchase or other acquisition from such Person of such shares (or such other ownership or profit interests), and other ownership or profit interests in such Person (including partnership, limited liability company, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company is a member of a group described in Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(a)(14).

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Exclusive Distribution Agreement” means that certain Exclusive Distribution Agreement, entered into as of March 31, 2014, by and between the Company and the Person listed on Schedule 1.2(a).

“Existing Leases” means those certain lease agreements (and amendments thereto, if any) set forth on Schedule 1.2(b) pursuant to which the Company or any of its Subsidiaries leases the Real Property.

“FDC Sellers” means the Sellers and the Minority Class B Holders.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations promulgated thereunder.

“FLSA” means the United States Fair Labor Standards Act and the rules and regulations promulgated thereunder.

“FMLA” means the United States Family and Medical Leave Act and the rules and regulations promulgated thereunder.

“Final Closing Working Capital” shall mean Closing Working Capital as shown in the Adjusted Closing Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.3(c); or if such a notice of disagreement is delivered pursuant to Section 3.3(c), as agreed by the Seller Representative and Purchaser pursuant to Section 3.3(d), or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 3.3(d).

“GAAP” means United States generally accepted accounting principles, as established by the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Entity” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Guaranty” means that certain guaranty by Guarantor of the Guaranteed Obligations pursuant to and in accordance with Section 12.23.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which is in any way governed by or subject to any Environmental Laws.

“In-Licensed Company Intellectual Property” means any Intellectual Property that is licensed to the Company or any of its Subsidiaries, including Intellectual Property embodied in the Company Licensed Software, that is material to the operation of the Business as presently conducted.

“Indebtedness” means, without duplication, as of any particular time, (a) the amount of all indebtedness for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (b) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) liabilities of the Company and its Subsidiaries to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business, (d) all liabilities of the Company and its Subsidiaries arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (e) reimbursement under letters of credit or similar transactions, (f) any obligation (including accrued interest, termination fees or prepayment penalties) of the Company or its Subsidiaries under a lease agreement capitalized pursuant to GAAP, (g) any Customer Deposits, and (h) guarantees by the Company or any Subsidiary on behalf of third parties with respect to any obligation described in the preceding clauses (a) through (g); provided, however, that (i) intercompany Indebtedness owing by the Company to one of its wholly-owned Subsidiaries, by a wholly-owned Subsidiary of the Company to the Company or by one wholly-owned Subsidiary of the Company to another wholly-owned Subsidiary of the Company, (ii) trade payables, (iii) any operating leases of the Company or any of its Subsidiaries, and (iv) customer rebates of the Company and its Subsidiaries, in each case, shall not be deemed “Indebtedness” for purposes of this Agreement.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnity Holdback” means $8,000,000.

“Independent Registered Public Accounting Firm” means Deloitte & Touche LLP.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, and all United States, international and foreign patents and applications therefor, provisional acceptances and all issuances, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part and reexaminations thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, market surveys and marketing know-how, and all documentation relating to any of the foregoing throughout the world; (c) all copyrights, whether registered or unregistered and published or unpublished, and all original works of authorship in any medium of expression and all other rights corresponding thereto throughout the world, and copyright registrations and applications therefor; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Trademarks, together with all of the goodwill connected with and symbolized by any of the foregoing; (f) all databases and data collections and all rights therein throughout the world; (g) all moral and economic rights of authors and inventors, however denominated, throughout the world; (h) any similar or equivalent rights to any of the foregoing anywhere in the world; and (i) all rights to sue at law or in equity and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing, including the right to receive all proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit anywhere in the world.

“Interests” means all of the issued and outstanding limited liability company interests of the Company owned by the Sellers.

“Inventory” means all finished goods, all work in process, raw materials, ingredients, components, packaging materials, labels and all other materials and supplies, in each case, that are used or held for use in the production of goods or products that are formulated, labeled or otherwise intended for use, sale or offer for sale in connection with the Business, owned by the Company or any of its Subsidiaries, whether in transit to or from the Company or such Subsidiary and whether in the Company’s or such Subsidiary’s warehouse, distribution facility, stores, outlets, held by third parties, in transit or otherwise, whether or not reflected on the books and records of the Company or such Subsidiary (it being agreed that Inventory shall be calculated and valued in accordance with GAAP for purposes of Section 3.3.

“Joint Venture Acquisition” means either (a) the acquisition by the Company from BNI of BNI’s fifty percent (50%) limited liability company interests in Betancourt pursuant to the terms of the Betancourt Purchase Agreement, or (b) the acquisition, directly or indirectly, by Purchaser from Betancourt of one hundred percent (100%) of the assets of Betancourt pursuant to the terms of the Betancourt Operating Agreement.

“Knowledge” means (a) in the case of any individual, the actual knowledge of such individual or the constructive knowledge of such individual assuming reasonable inquiry, (b) in the case of the Company, the actual knowledge of Anthony Alfonso, Dan Alhadeff, Steve Marble or Gilbert Diaz and the constructive knowledge that each such individual would reasonably be expected to obtain in the ordinary course of performing his duties for the Company or its Subsidiaries, and (c) in the case of a Person who is not an individual (other than the Company), the actual knowledge of an officer or director of such Person or the constructive knowledge of an officer or director of such Person assuming reasonable inquiry.

“Labor Laws” means all Laws and all Contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, ADEA, ADA, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

“Laws” means all laws (including common law), statutes, rules, codes, regulations, restrictions, ordinances, Orders, approvals, or ordinances issued, promulgated or entered into, by or with any Governmental Entity, or other legal requirement of any Governmental Entity.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any circumstance, state of facts, change, event, effect, development or occurrence (when taken together with all other circumstances, states of fact, changes, events, effects, developments and occurrences) that is reasonably expected to have a material adverse effect on the condition (financial or otherwise), business, results of operations, properties, assets or liabilities (including contingent liabilities) of the Sellers, the Company and its Subsidiaries or the Business, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any effect, event, change, occurrence or circumstance arising from or relating to (a) the U.S. or world economy or markets generally or general business, regulatory, or economic conditions, (b) any failure by any of the Company or any of its Subsidiaries to meet its financial projections (it being understood that the circumstances, states of fact, changes, events, effects, developments or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account), (c) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, (d) changes in GAAP or other accounting requirement or principle, (e) changes relating to the financial, banking or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in Law, or binding directives issued by any Governmental Entity, (g) the taking of any action, or failure to take any action, as required under this Agreement and in connection with the transactions contemplated by this Agreement or the pendency or consummation of such transactions (including customer or industry knowledge thereof), (h) any “act of God,” including weather fires, natural disasters and earthquakes, (i) changes generally affecting the industry in which any of the Company or any of its Subsidiaries operates the Business or (j) the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement; provided, further, that any adverse effects resulting from matters described in any of the foregoing clauses (a), (c), (e), (h) or (i) may be taken into account in determining whether there is or has been a “Material Adverse Effect” to the extent that they have a disproportionate effect on the Company and its Subsidiaries relative to other companies operating in the industry or industries in which the Company and its Subsidiaries operate.

“Miami Lakes” means Miami Lakes Fitness, LLC, a Florida limited liability company.

“Minority Class B Holders” means each of Carlos Diaz, Enrique Castelazo, Robert Solano, Nelly Pino, Garrick Perry, Korey Morris, Elise Donahue and Julian Gruesso.

“NLRB” means the United States National Labor Relations Board.

“Off-The-Shelf Software” means standard software readily available in the commercial marketplace.

“Order” means any order, judgment, injunction, award, stipulation, writ, decree, ruling, verdict or decision of any Governmental Entity (in each case, whether temporary, preliminary or permanent), including any voluntary agreement entered into with a Governmental Entity.

“OSHA” means the United States Occupational Safety and Health Administration.

“Permits” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar authorizations issued by any Governmental Entity, and applications therefor, but excluding any Intellectual Property registrations.

“Permitted Liens” means (a) statutory Liens not yet delinquent and immaterial in amount, (b) Liens for Taxes not yet due and payable, (c) such imperfections or irregularities of title or Liens as do not matter, (d) Liens reflected in the Financial Statements or the notes thereto; (e) rights of customers of the Company or any of its Subsidiaries with respect to Inventory or work in progress under purchase orders or Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business, (f) Liens of carriers, warehousemen, mechanics, materialmen and repairmen or other similar Liens arising or incurred in the ordinary course of business consistent with past practice in respect of any obligations not overdue and immaterial in amount or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien, (g) deposits or pledges to secured workmen’s compensation, unemployment insurance, old age benefits or other security obligations in connection with, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business and immaterial in amount, and (h) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, detract from or interfere in any material respect with the present use of or occupancy of the affected parcel or the use of the assets subject thereto or affected thereby, or otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Primary Appraiser” means Ernst & Young LLP.

“Product Liabilities” means claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines, judgments (at equity or at law, including statutory and common) and damages (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) of the Company and its Subsidiaries, whether deriving from common law, statute, negligence, consumer protection Laws, consumer fraud, breach of warranty or strict liability which proximately causes injury or damage to an individual arising out of or relating to the design, manufacturing, distribution, sale, recalls, labeling or marketing of the Products at any time prior to the Closing Date.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

“Purchaser Indemnified Parties” means Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Real Property” means the parcels of real property of which the Company or any of its Subsidiaries is the lessee (together with all fixtures and improvements thereon) located at (i) 14620 N.W. 60th Avenue, Miami, Florida 33014, (ii) 14660 N.W. 60th Avenue, Miami, Florida 33014, (iii) 14700 N.W. 60th Avenue, Miami, Florida 33014, (iv) 14740 N.W. 60th Avenue Miami, Florida 33014 and (v) 14800 N.W. 60th Avenue, Miami, Florida 33014.

“Receivables” means the Company’s and its Subsidiaries’ accounts receivable.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications) and utility models; (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental Entity or other public body.

“Related Party” means, with respect to any such Person, (a) such Person’s spouse, common law partner or domestic partner; (b) parents, siblings or issue (including persons who are adopted or have a step relationship) of such Person; or (c) spouses of any of the Persons referenced in clause (b).

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Seller or any Affiliate of any Seller or the Seller Representative in connection with the transactions contemplated hereby. For avoidance of doubt, the Key Employee Agreements and the Exclusive Distribution Agreement are not Seller Ancillary Documents.

“Seller Indemnified Parties” means the Sellers, their respective heirs and executors, and successors and assigns of any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, (a) a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity, (b) Betancourt will be deemed to be a Subsidiary of the Company, (c) Vitacore will be deemed to be a Subsidiary of the Company, but solely as relates to periods prior to the closing of the Vitacore Sale and (d) NF Sports and Miami Lakes will be deemed to be Subsidiaries of the Company, but solely as relates to periods prior to the closing of the Miami Lakes Sale.

“Target Working Capital” means $19,346,000.

“Tax Return” means any report, return, declaration or other information form or document required to be supplied to a Governmental Entity in connection with Taxes, including any form, schedule or attachment thereto, and including any estimated returns and reports of every kind with respect to Taxes.

“Taxes” means (a) any and all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, intangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and other tax of any kind whatsoever, however denominated or computed, whether disputed or not, and any escheat amounts or other amounts due in respect of unclaimed property, and in respect of each and every of the foregoing, including any interest, penalty, or addition thereto, whether disputed or not, and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Trademarks” means (a) all trademark, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, together with all of the goodwill connected with and symbolized by any of the foregoing; and (b) all internet uniform resource locators, domain names and related user accounts and social networking pages, and registrations and applications therefor throughout the world.

“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code.

“U.S. Restricted Person List” means (a) the list of Specially Designated Nationals and Blocked Persons and the Foreign Sanctions Evaders list maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control, (b) the Denied Persons, Unverified, and Entity lists maintained by the Bureau of Industry and Security of the United States Department of Commerce under the Export Administration Regulations, and (c) the lists maintained by the U.S. Department of State of Persons subject to sanctions by the U.S. Government for engaging in activities relating to proliferation or Iran.

“Vitacore” means Vitacore Health Products, LLC, a Florida limited liability company.

“VSI Brand Products” means those products sold or marketed under any of the brands of Guarantor or its Affiliates (but excluding those products sold or marketed under the brands of the Company and its Subsidiaries).

“VSI Gross Margin” means the gross margin for sales of VSI Brand Products by the Company and its Subsidiaries to Guarantor and its Affiliates as reflected in the Everest Advanced Best Customer Report as generated by the Company.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.

“Working Capital” means current assets minus current liabilities, provided, however, that (i) current assets shall not include cash and cash equivalents and deferred Tax assets and loans to employees of the Company or any of its Subsidiaries and (ii) current liabilities shall not include any Indebtedness and deferred Tax liabilities.

Section 1.3 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition	Recitals
Acquisition Transaction	Section 7.5
Adjusted Closing Statement	Section 3.3(b)
Adjusted Closing Working Capital	Section 3.3(b)

Agreement	Preamble
Audited Financial Statements	Section 5.8
Betancourt Purchase Agreement	Recitals
Business	Recitals
Cap	Section 11.5(c)
Claiming Party	Section 12.14
Closing Adjustment Deficit	Section 3.3(i)(i)
Closing Adjustment Excess	Section 3.3(i)(ii)
Closing Consents and Notices	Section 7.6(b)
Closing Purchase Price Adjustment	Section 3.3(h)
Company	Preamble
Company Consents and Notices	Section 5.3(b)
Company Representatives	Section 7.5
Confidentiality Agreement	Section 12.16
Current Company Benefit Plan	Section 5.16(a)
Customer Inventory	Section 5.7(b)
Defending Party	Section 12.14
Earn-Out EBITDA	Section 3.4(g)
Earn-Out EBITDA Notice of Objection	Section 3.4(b)
Earn-Out EBITDA Review Period	Section 3.4(b)
Earn-Out Payment	Section 3.4(f)
Escrow Agreement	Section 3.2(a)(ii)
Estimated Adjusted Purchase Price	Section 3.3(a)(ii)
Estimated Closing Working Capital	Section 3.3(a)
Estimated Earn-Out EBITDA Statement	Section 3.4(a)
Export/Import Control Laws	Section 5.12(d)
Extended Reporting Period	Section 7.16(a)
FCPA and Similar Requirements	Section 5.12(c)
FDA	Section 5.27(a)
FDA and Similar Requirements	Section 5.27(a)
FDC Act	Section 5.27(a)
FDC Limited II	Preamble
FDC Management	Preamble
Final Fixed Asset Appraisal	Section 3.6(g)
Final Earn-Out EBITDA	Section 3.4(e)
Financial Statements	Section 5.8
First Review Period	Section 3.6(c)
Firm	Section 12.21
Fixed Assets	Section 3.6(b)
Fixed Asset Schedule	Section 3.6(b)
Guarantied Obligations	Section 12.23
Guarantor	Preamble
Holdout Minority Class B Holder	Section 7.7(a)
Indemnified Officers	Section 7.16(a)
Indemnifying Party	Section 11.3(a)
Indemnity Reduction Amounts	Section 11.5(e)
Initial Draft Fixed Asset Appraisal	Section 3.6(b)
Initial Earn-Out EBITDA	Section 3.4(a)
Initial Earn-Out EBITDA Excess	Section 3.4(a)
Initial Earn-Out Payment	Section 3.4(a)
Insurance Policy and Insurance Policies	Section 5.18

Interim Financial Statements	Section 5.8
Interim Release Date	Section 3.2(b)
IRS	Section 3.6(j)
Key Employee Agreement	Recitals
Majority Class B Holders	Preamble
Material Contracts	Section 5.13(a)
Material Permit	Section 5.26
MBF Acquisition	Preamble
Miami Lakes Sale	Recitals
Minority Class B POA	Section 7.7(a)
Minority Purchase Agreement	Section 7.7(a)
NSF Sports	Recitals
Nutri-Force	Preamble
Outside Date	Section 10.1(d)
Parties	Preamble
Party	Preamble
Payables	Section 5.25(c)
Preliminary Closing Statement	Section 3.3(a)
Proceeding	Section 12.14
Product Liabilities Policy	Section 7.17
Products	Section 5.27(a)
Purchase Price	Section 3.1
Purchaser	Preamble
Purchaser Employee Benefit Plans	Section 7.11(a)
Purchaser Fundamental Obligations	Section 11.4(c)
Purchaser Fundamental Representations	Section 11.4(c)
Purchaser Losses	Section 11.1
Purchaser’s Notice of Objection	Section 3.6(d)
Qualified Schedule Updates	Section 7.10
Representation Matters	Section 12.21
Schedule Update	Section 7.10
Second Review Period	Section 3.6(d)
Secondary Appraiser	Section 3.6(e)
Secondary Appraiser Retention Notice	Section 3.6(e)
Secondary Draft Fixed Asset Appraisal	Section 3.6(e)
Seller	Preamble
Seller Consents and Notices	Section 4.3(b)
Seller Fundamental Obligations	Section 11.4(a)
Seller Fundamental Representations	Section 11.4(a)
Seller Group	Section 12.21
Seller Losses	Section 11.2
Seller Representative	Preamble
Sellers	Preamble
Sellers’ Notice of Objection	Section 3.6(c)
Subsequent Earn-Out EBITDA Excess	Section 3.4(f)
Subsequent Earn-Out Payment	Section 3.4(f)
Threshold Amount	Section 11.5(a)
Third Review Period	Section 3.6(e)
Trade	Section 5.12(d)
Vitacore Sale	Recitals

Section 1.4 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

ARTICLE II

PURCHASE AND SALE

Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from the Sellers, the Interests, free and clear of all Liens.

ARTICLE III

PURCHASE PRICE; ADJUSTMENTS

Section 3.1 Purchase Price. Subject to adjustment pursuant to Section 3.2, Section 3.3 Section 3.4, and Section 7.8, and to the indemnification obligations under Article XI, the aggregate amount to be paid for the Interests and the Class B Units (the “Purchase Price”) shall be Eighty Million Dollars ($80,000,000).

Section 3.2 Payment of Purchase Price.

(a)	On the Closing Date, Purchaser shall:

(i) repay or cause to be repaid on behalf of the Company the Closing Indebtedness, excluding any Customer Deposits, which repayment shall reduce the Purchase Price on a dollar-for-dollar basis (for the avoidance of doubt, such Customer Deposits shall similarly reduce the Purchase Price on a dollar-for-dollar basis);

(ii) deposit or cause to be deposited in escrow with Escrow Agent the aggregate amount of the Indemnity Holdback, which amount shall be held and disbursed by Escrow Agent in accordance with the terms of this Agreement and an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”);

(iii) pay or cause to be paid to the Sellers or to such third parties as the Sellers may designate in accordance with Section 3.2(c) an amount equal to (A) the Purchase Price, as adjusted pursuant to Section 3.3(a), minus (B) the Closing Indebtedness repaid by (or in the case of Customer Deposits credited to) Purchaser pursuant to Section 3.2(a)(i), minus (C) the amount of the Indemnity Holdback, minus (D) the amount payable to BNI pursuant to Section 3.2(a)(iv), minus (E) the aggregate amounts payable to each Minority Class B Holder pursuant to each Minority Class B Holder’s respective Minority Purchase Agreement (or otherwise in connection with the conveyance, transfer and assignment of such Minority Class B Unit Holder’s Class B Units to Purchaser); and

(iv) pay or cause to be paid to BNI, the purchase price payable by the Company pursuant to and in accordance with the Betancourt Purchase Agreement, except in the case where the Company undertakes to cause Betancourt to convey, transfer and assign one hundred percent (100%) of the assets of Betancourt to Purchaser as provided in Section 7.8, in which case the Seller Representative and Purchaser shall in good faith negotiate the appropriate modification(s) to this Agreement, if any, as a result thereof; provided, however, that in no event shall such modification(s) alter the provision set forth in the last sentence of Section 7.8.

(b) Fifty percent (50%) of the Indemnity Holdback shall be held by Escrow Agent (to the extent not applied as required by this Agreement and the Escrow Agreement) until the date that is thirty (30) days following the filing by Guarantor of its Form 10-K for its fiscal year ended December 27, 2014 with the United States Securities and Exchange Commission (and in any event not later than one (1) year from the Closing Date) (the “Interim Release Date”), and the remainder of the Indemnity Holdback shall be held by Escrow Agent (to the extent not applied as required by this Agreement and the Escrow Agreement) for a period of eighteen (18) months from and after the Closing Date, as security for the FDC Sellers’ indemnification obligations under this Agreement and the corresponding provisions of any Minority Purchase Agreement. As set forth in the Escrow Agreement, Escrow Agent shall disburse all or a portion of the Indemnity Holdback, as necessary, to Purchaser to satisfy the FDC Sellers’ indemnification obligations under this Agreement, or the corresponding provisions of any Minority Purchase Agreement, as such obligations arise. Within three (3) Business Days following the Interim Release Date and in accordance with the terms of the Escrow Agreement, Escrow Agent shall disburse an amount equal to fifty percent (50%) of the Indemnity Holdback less any amounts disbursed prior to such date to satisfy FDC Sellers’ indemnification obligations under this Agreement, the corresponding provisions of any Minority Purchase Agreement or as necessary to satisfy any pending indemnification obligations of the FDC Sellers as to which a Purchaser Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering written notice of such claim to the Indemnifying Party in accordance with Article XI (including, for the avoidance of doubt, Section 11.5(f)) or the corresponding provisions of any Minority Purchase Agreement, and within three (3) Business Days following the date that is eighteen (18) months after the Closing Date and in accordance with the terms of the Escrow Agreement, Escrow Agent shall disburse the remainder of the Indemnity Holdback to the Sellers and the Seller Representative (for distribution to the Minority Class B Holders in accordance with their respective Minority Purchase Agreements) less any amounts necessary to satisfy any pending indemnification obligations of the FDC Sellers as to which a Purchaser Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering written notice of such claim to the Indemnifying Party in accordance with Article XI (including, for the avoidance of doubt, Section 11.5(f)) or the corresponding provisions of any Minority Purchase Agreement (which amounts shall be disbursed in accordance with this Agreement and the Escrow Agreement upon the final and non-appealable outcome of such pending indemnification obligations). No disbursement of the Indemnity Holdback by Escrow Agent to the Sellers and the Seller Representative (for distribution to the Minority Class B Holders in accordance with their respective Minority Purchase Agreements) or Purchaser shall constitute or be construed as a waiver or other release or discharge of the FDC Sellers’ indemnification obligations under this Agreement, except with respect to any indemnification obligations satisfied pursuant to such disbursements or in connection with a disbursement that occurs upon or following the expiration of the applicable survival period or the expiration of indemnity obligations.

(c) Other than payments required to be made at Closing, which payments shall be made in accordance with the provisions of Section 3.2(a)(iii), all payments required to be made under any provision of this Agreement shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by Purchaser, if Purchaser is the recipient, or by the Seller Representative, if a Seller is a recipient, in each case at least three (3) Business Days prior to the applicable payment date.

(d) Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from the Purchase Price otherwise deliverable under this Agreement or any Minority Purchase Agreement, and from any other payments otherwise required pursuant to this Agreement or any Minority Purchase Agreement, such amounts as Purchaser is required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts are so withheld, they shall be treated for all purposes of this Agreement as having been delivered and paid to the FDC Sellers in respect of which such deduction and withholding was made.

Section 3.3 Closing Purchase Price Adjustment.

(a) Not less than two (2) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to Purchaser in good faith a consolidated balance sheet and a statement (the “Preliminary Closing Statement”) setting forth the Sellers’ estimates of the Closing Working Capital (the “Estimated Closing Working Capital”). Such balance sheet and the Preliminary Closing Statement shall be prepared and determined in accordance with the Accounting Principles. Exhibit C reflects an example of the calculation of the items to be reflected in the Preliminary Closing Statement and the Adjusted Closing Statement.

(i) The Purchase Price to be paid by Purchaser to the Sellers at the Closing shall be (A) increased on a dollar-for-dollar basis by the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital or (B) reduced on a dollar-for-dollar basis by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital.

(ii) The Purchase Price to be paid by Purchaser to the Sellers at the Closing, taking into account the adjustment pursuant to this Section 3.3(a), shall be referred to as the “Estimated Adjusted Purchase Price.”

(b) Within ninety (90) days following the Closing Date, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative in good faith a statement (the “Adjusted Closing Statement”) setting forth Purchaser’s calculations of the Closing Working Capital (the “Adjusted Closing Working Capital”). The Adjusted Closing Statement shall be determined in accordance with the Accounting Principles and consistent with Exhibit C.

(c) If the Seller Representative disagrees with the Adjusted Closing Working Capital, the Seller Representative may, within thirty (30) days after delivery of the Adjusted Closing Statement, deliver a notice to Purchaser disagreeing with such amounts and setting forth the Seller Representative’s calculations of the Closing Working Capital. Any such notice of disagreement shall be in writing and shall specify in reasonable detail those particular items and amounts contained in the Adjusted Closing Statement as to which the Seller Representative disagrees. Such disagreement shall specify the amount of Closing Working Capital, calculated by the Seller Representative, on the basis of the foregoing.

(d) If a notice of disagreement shall be delivered in accordance with Section 3.3(c), the Seller Representative and Purchaser shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If, during such thirty (30) day period, the Seller Representative and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Accounting Firm to promptly review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. The Accounting Firm shall deliver to the Seller Representative and Purchaser a report setting forth such calculation. The Seller Representative and Purchaser shall use their commercially reasonable efforts to cause the Accounting Firm to deliver such report within thirty (30) days following engagement of the Accounting Firm. Such report shall be final and binding on the Sellers and Purchaser.

(e) Before referring a matter to the Accounting Firm, the Seller Representative and Purchaser shall agree on procedures to be followed by the Accounting Firm (including procedures for presentation of evidence). If the Seller Representative and Purchaser are unable to agree upon procedures before the end of thirty (30) days after receipt of the a notice of disagreement pursuant to Section 3.3(c), the Accounting Firm shall establish procedures giving due regard to the intention of the Seller Representative and Purchaser to resolve disputes as quickly, efficiently and inexpensively as possible. The Seller Representative and Purchaser shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Accounting Firm, and the Accounting Firm shall decide the dispute in accordance therewith as promptly as practicable. In connection with its review, the Accounting Firm shall consider only those items or amounts in the Adjusted Closing Statement as to which the Seller Representative and Purchaser have disagreed. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either the Seller Representative or Purchaser or less than the smallest value for such item claimed by either the Seller Representative or Purchaser. The Accounting Firm’s determination of the Closing Working Capital, shall be based solely on the Accounting Principles, the written materials submitted by the Seller Representative and Purchaser (not on independent review), Exhibit C and on the definitions included herein. The cost of the Accounting Firm’s review and report shall be borne in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Firm) bears to the total amount of the disputed items.

(f) Until the date on which Final Closing Working Capital is determined, each of Purchaser and the Seller Representative shall cooperate with each other in connection with the matters set forth in this Section 3.3 and shall afford and cause to be afforded to the other Party and its accountants, counsel or financial advisors retained by such Party in connection with the matters set forth in this Section 3.3, reasonable access upon reasonable notice during normal business hours to its properties, books, contracts, personnel and records and its accountant’s work papers relevant to the matters set forth in this Section 3.3, and upon reasonable request and at a requesting party’s expense, copies of any such books, contracts, records and work papers, in each case to the extent the provision of such access and materials would not be reasonably expected to violate any applicable Law.

(g) From the Closing Date until the date on which the Final Closing Working Capital is determined, Purchaser agrees that it shall preserve the accounting books and records of the Company and shall not take any actions with respect to such books and records that would obstruct, prevent or otherwise affect the procedures or the results of the procedures set forth in this Section 3.3. Without limiting the generality of the foregoing, if Purchaser shall make any changes after the Closing in any accounting principles, policies, procedures, assumptions and practices used by the Company in connection with the preparation of its financial statements, such changes shall not affect the calculation of Final Closing Working Capital in accordance with the Accounting Principles.

(h) The “Closing Purchase Price Adjustment,” which may be positive or negative, shall mean an amount equal to (i) the Estimated Adjusted Purchase Price (calculated using the Final Closing Working Capital) minus (ii) the Estimated Adjusted Purchase Price (calculated using the Estimated Closing Working Capital).

(i) Within two (2) Business Days following the determination of the Final Closing Working Capital in accordance with this Section 3.3:

(i) In the event the Closing Purchase Price Adjustment is negative (the amount by which such negative amount is less than zero, expressed as a positive amount, the “Closing Adjustment Deficit”), MBF Acquisition, FDC Management, FDC Limited II and Nutri-Force, collectively in such proportions as such parties shall determine, shall pay to Purchaser an amount equal to the Closing Adjustment Deficit.

(ii) In the event the Closing Purchase Price Adjustment is positive (the amount by which such positive amount is greater than zero, the “Closing Adjustment Excess”),

Purchaser shall pay to the Sellers and the Seller Representative (for distribution to the Minority Class B Holders in accordance with their respective Minority Purchase Agreements) an aggregate amount equal to the Closing Adjustment Excess.

(iii) Notwithstanding the foregoing provisions of this Section 3.3(i), no Closing Purchase Price Adjustment pursuant to this Section 3.3(i) shall be made unless such adjustment would exceed $100,000; provided, however, that if such payment would exceed $100,000, then the full amount of such payment shall be made.

Section 3.4 Earn-Out Payment.

(a) No later than the date that is thirty (30) days following the filing by Guarantor of its Form 10-K for its fiscal year ended December 27, 2014 with the United States Securities and Exchange Commission but in no event later than June 1, 2015, Purchaser shall (i) deliver, or cause to be delivered, to the Seller Representative a statement (the “Estimated Earn-Out EBITDA Statement”) setting forth in reasonable detail its good faith calculation of Earn-Out EBITDA (such good faith calculation, the “Initial Earn-Out EBITDA”) and (ii) in the event the Initial Earn-Out EBITDA is greater than $8,658,000 (the amount of the Initial Earn-Out EBITDA in excess of $8,658,000, the “Initial Earn-Out EBITDA Excess”), pay to the Sellers and the Seller Representative (for distribution to the Minority Class B Holders in accordance with their respective Minority Purchase Agreements) an aggregate amount equal to the product of (x) the Initial Earn-Out EBITDA Excess multiplied by (y) 9.24, but in no event greater than $5,000,000 (any such amount, the “Initial Earn-Out Payment”). The Estimated Earn-Out EBITDA Statement shall be prepared in conformity with past practice of the Company on a consistent basis and derived from the Company’s financial statements prepared in accordance with the Accounting Principles. Exhibit D reflects an example of the calculation of the Earn-Out EBITDA to be reflected in the Estimated Earn-Out EBITDA Statement as if Earn-Out EBITDA was calculated as of December 31, 2013.

(b) Upon receipt from Purchaser, the Seller Representative shall have thirty (30) days to review the Estimated Earn-Out EBITDA Statement (the “Earn-Out EBITDA Review Period”). If the Seller Representative disagrees with Purchaser’s computation of Initial Earn-Out EBITDA, the Seller Representative may, on or prior to the last day of the Earn-Out EBITDA Review Period, deliver a notice to Purchaser (the “Earn-Out EBITDA Notice of Objection”) disagreeing with such amounts and setting forth the Seller Representative’s calculations of the Earn-Out EBITDA. Any Earn-Out EBITDA Notice of Objection shall be in writing and shall specify in reasonable detail those particular items or amounts contained in the Estimated Earn-Out EBITDA Statement as to which the Seller Representative, disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller Representative’s calculation of Earn-Out EBITDA based on such objections. During the Earn-Out EBITDA Review Period, Purchaser agrees that it shall, and shall cause the Company and its Subsidiaries to, permit the Seller Representative and its representatives upon reasonable notice to review Purchaser’s and the Company’s working papers, books and records relating to the determination of Initial Earn-Out EBITDA and the Estimated Earn-Out EBITDA Statement, and Purchaser shall make reasonably available any employees of Purchaser and the Company responsible for the calculation of Earn-Out EBITDA and the preparation of the Estimated Earn-Out EBITDA Statement in order to respond to the reasonable inquiries of the Seller Representative.

(c) Unless the Seller Representative delivers the Earn-Out EBITDA Notice of Objection to Purchaser within the Earn-Out EBITDA Review Period, the Sellers shall be deemed to have accepted Purchaser’s calculation of Initial Earn-Out EBITDA and the Estimated Earn-Out EBITDA Statement shall be final, conclusive and binding on all of the Parties. If the Seller Representative delivers the Earn-Out EBITDA Notice of Objection to Purchaser within the Earn-Out EBITDA Review Period, the Seller Representative and Purchaser shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach written agreement on the disputed items and amounts in order to determine Earn-Out EBITDA. If, during such thirty (30) day period, the Seller Representative and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Accounting Firm to promptly review this Agreement and the disputed items of amounts for the purpose of calculating Earn-Out EBITDA. The Accounting Firm shall deliver to the Seller Representative and Purchaser a report setting forth such calculation. The Seller Representative and Purchaser shall use their commercially reasonable efforts to cause the Accounting Firm to deliver such report within thirty (30) days following engagement of the Accounting Firm. Such report shall be final and binding on the Sellers and Purchaser.

(d) Before referring a matter to the Accounting Firm, the Purchaser and the Seller Representative shall agree on procedures to be followed by the Accounting Firm (including procedures for presentation of evidence). If the Seller Representative and the Purchaser are unable to agree upon procedures before the end of thirty (30) days after receipt of the Earn-Out EBITDA Notice of Objection, the Accounting Firm shall establish procedures giving due regard to the intention of the Purchaser and the Seller Representative to resolve disputes as quickly, efficiently and inexpensively as possible. The Purchaser and the Seller Representative shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Accounting Firm, and the Accounting Firm shall decide the dispute in accordance therewith as promptly as practicable. In connection with its review, the Accounting Firm shall consider only those items or amounts in the Estimated Earn-Out EBITDA Statement as to which the Seller Representative and Purchaser have disagreed. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either the Seller Representative or Purchaser or less than the smallest value for such item claimed by either the Seller Representative or Purchaser. The Accounting Firm’s determination of the Earn-Out EBITDA shall be based solely on the Accounting Principles, written materials submitted by the Seller Representative and Purchaser and (not on independent review), Exhibit D and the definitions included herein. The cost of the Accounting Firm’s review and report shall be borne in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Accounting Firm) bears to the total amount of the disputed items.

(e) For purposes of this Agreement, “Final Earn-Out EBITDA” means the Initial Earn-Out EBITDA as shown in the Estimated Earn-Out EBITDA Statement delivered by Purchaser to the Seller Representative pursuant to Section 3.4(a), if no Earn-Out EBITDA Notice of Objection with respect thereto is timely delivered by the Seller Representative to Purchaser pursuant to Section 3.4(b), or if an Earn-Out Notice of Objection is so delivered, as agreed in writing by the Seller Representative and Purchaser pursuant to Section 3.4(c), or in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 3.4(c).

(f) In the event (i) Final Earn-Out EBITDA is greater than the Initial Earn-Out EBITDA (the amount of Final Earn-Out EBITDA in excess of the greater of (x) the Initial Earn-Out EBITDA or (y) $8,658,000, the “Subsequent Earn-Out EBITDA Excess”) and (ii) the Subsequent Earn-Out EBITDA Excess is greater than $0, then within five (5) Business Days of such determination pursuant to Section 3.4(c) Purchaser shall pay to the Sellers and the Seller Representative (for distribution to the Minority Class B Holders in accordance with their respective Minority Purchase Agreements) an aggregate amount equal to the product of (1) the Subsequent Earn-Out EBITDA Excess multiplied by (2) 9.24 (such amount, the “Subsequent Earn-Out Payment”), but in no event shall the sum of (A) the Initial Earn-Out Payment plus (B) the Subsequent Earn-Out Payment be greater than $5,000,000 (any such amount, in the aggregate, the “Earn-Out Payment”).

(g) For purposes of this Agreement, “Earn-Out EBITDA” means EBITDA for the fiscal year ended December 31, 2014, adjusted for the following items, solely to the extent included in such calculation:

(i) less, an amount equal to the product of (x) the amount by which sales of VSI Brand Products by the Company and its Subsidiaries to the Guarantor and its Affiliates (which for purposes of this subsection shall not include sales between the Company and its Subsidiaries after the Closing) ) exceed $7,000,000 and (y) a percentage equal to the VSI Gross Margin less 9.5%;

(ii) plus, fees and expenses related to the transactions contemplated by this Agreement;

(iii) plus, purchase accounting adjustments related to the transactions contemplated by this Agreement;

(iv) plus, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend or distribution) during such period to MBF Acquisition or its Affiliates;

(v) plus, severance expenses for employees of the Company and its Subsidiaries;

(vi) plus, discontinued operations of the Company and any of its Subsidiaries, including any expenses of the Company related to the discontinuation or cessation of operations of Vitacore, NF Sports, and Miami Lakes by the Company and its Subsidiaries;

(vii) plus, non-recurring expenses of the Company and its Subsidiaries;

(viii) less, non-recurring gains of the Company and its Subsidiaries;

(ix) plus, any non-cash expenses of the Company and its Subsidiaries;

(x) plus, any allocation of Purchaser’s or any of its Affiliates’ corporate overhead to the business of the Company or any of its Subsidiaries (but for avoidance of doubt, the overhead expenses of the Company and its Subsidiaries shall be included in the calculation of Earn-Out EBITDA);

(xi) plus, any fees or similar costs paid directly or indirectly to Purchaser or any of its Affiliates by the Company or any of its Subsidiaries that are not on an arm’s length basis, except as consented by the Seller Representative;

(xii) plus, any start-up expenses, losses, fees or costs in connection with any new products, new projects, capital expenditures or other expansions of the Business not currently being developed by the Company or any of its Subsidiaries;

(xiii) plus, the amount of any expense, fees or costs resulting from a change in benefits (other than normal course base compensation adjustments made in accordance with past practice of the Company and its Subsidiaries) provided to employees of the Company following the Closing;

(xiv) plus, the amount of any expense or loss of any of the Company or any of its Subsidiaries for which any Purchaser Indemnified Party receives a cash payment related to an indemnification claim under this Agreement; and

(xv) plus, the amount of any integration costs relating to the integration of the Company and its Subsidiaries with Purchaser and its Affiliates.

(h) Each item added or subtracted pursuant to Section 3.4(g) shall be calculated without duplication of any other such item in Section 3.4(g) and regardless of whether such other item is an addition to or subtraction from Earn-Out EBITDA.

(i) The Parties agree that charges or accruals, if any, relating to the Company’s obligation to make any Earn-Out Payment shall not be taken into account in calculating Earn-Out EBITDA.

(j) Following the Closing Date until the date on which the Earn-Out EBITDA is determined, Purchaser will continue to operate the Company and its Subsidiaries as one or more separate entities that continue to own and conduct their respective existing businesses, subject to this Section 3.4(j) and Section 3.4(k). Purchaser will be permitted, following the Closing Date, to make changes in its reasonable discretion to the operations, corporate organization, personnel, accounting practices and other aspects of the Company and its Subsidiaries and their respective businesses and have full authority to operate, and allocate resources among, its various Affiliates and businesses in accordance with its reasonable business judgment, so long as such changes and allocations are made in good faith, in the best interests of Purchaser and its Affiliates, taken as a whole, or to conform to standard practices applicable generally to Purchaser’s Affiliates (other than, after the Closing, the Company and its Subsidiaries); provided, however, that nothing in this Agreement shall create a fiduciary duty on the part of Purchaser or, after the Closing Date, the Company or any of its Subsidiaries in respect of any Earn-Out Payment; and provided, further, that, following the Closing until the date on which the Earn-Out EBITDA is determined, Purchaser agrees that it shall (i) not intentionally defer or otherwise reduce the revenues of the Company or any of its Subsidiaries, (ii) maintain separate books and records with respect to the Company and each of it Subsidiaries, in a manner permitting the preparation of financial statements which are sufficient to calculate the Earn-Out EBITDA, (iii) not take any action the purpose of which is to decrease the Earn-Out EBITDA or the Earn-Out Payment or (iv) not enter into any Contract that will prohibit Purchaser from paying any amount pursuant to this Section 3.4. The Sellers agree and acknowledge that the Earn-Out Payment may be subject to a variety of contingencies, both foreseeable and unforeseeable, over which Purchaser and, after the Closing Date, the Company and its Subsidiaries, may have no control, including the state of the economy generally and the industry in which the Company and its Subsidiaries operate, changes in interest rates, regulatory changes, the continuation of existing business relationships and the development of new relationships. Accordingly, no assurances can be given, nor are any such assurances given, as to any amount, if any, of the Earn-Out Payment that may be paid, and Purchaser has not promised the Sellers any specific amount. The Sellers further agree and acknowledge that (A) Purchaser and its Affiliates are engaged in activities similar to the respective businesses of the Company and its Subsidiaries, which activities are separate and apart from the respective businesses of the Company and its Subsidiaries, and the results of operations of Purchaser and its Affiliates other than, after the Closing Date, the Company and its Subsidiaries, shall have no bearing on, or relationship to, the calculation of the Earn-Out Payment hereunder, (B) the impact of any assets or businesses acquired by Purchaser or any Affiliate after the Closing Date that are merged with or otherwise contributed to any of the Company or its Subsidiaries shall not be considered and shall have no bearing on the calculation of the Earn-Out Payment hereunder and (C) Purchaser will control all activities and operations of the Company and its Subsidiaries from and after the Closing. Without limiting the generality of the foregoing, to the extent that Purchaser makes any changes in any accounting principles, policies, procedures, assumptions or practices used by the Company or its Subsidiaries in connection with the preparation of its financial statements, any such change will not be given effect in connection with the calculation of the Earn-Out EBITDA.

(k) Following the Closing Date until the date on which the Earn-Out EBITDA is determined, Purchaser shall not, and shall cause its Affiliates not to, cause any of the Company or its Subsidiaries to consolidate with or merge into, or sell, assign or transfer all or substantially all of the assets, or any portion of the Equity Interests or business of the Company or its Subsidiaries in a single transaction or series of related transactions, to, any other Person unless such Person assumes all of the obligations of Purchaser under this Section 3.4; provided, however, that in no event shall such assignment release Purchaser or Guarantor from its obligations hereunder; and provided, further, that, as a condition precedent to the effectiveness of such assignment, Guarantor shall have provided to Sellers a re-affirmation of Guarantor’s obligations under this Agreement.

(l) If the Indemnity Holdback has been released or exhausted to pay Purchaser Losses pursuant to Article XI, any amounts that any of the FDC Sellers owe to the Purchaser Indemnified Parties under Article XI or the corresponding provisions of any Minority Purchase Agreement on account of the Seller Fundamental Representations or the Seller Fundamental Obligations may, at Purchaser’s sole discretion, be offset against any amounts payable by Purchaser to the FDC Sellers as the Earn-Out Payment; provided, however, that any such offset shall not be the exclusive source of funds with respect to any such amounts the FDC Sellers owe to the Purchaser Indemnified Parties under Article XI or the corresponding provisions of any Minority Purchase Agreement on account of the Seller Fundamental Representations or the Seller Fundamental Obligations.

Section 3.5 Seller Release. In consideration for the Purchase Price, as of and following the Closing Date, each of the Sellers knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Purchaser or the Company, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, employees, agents, and representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Seller has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of Contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such release shall not cover (a) any claims against Purchaser or its Affiliates unrelated in any way to the Company, any of its Subsidiaries or the Business, (b) any claims against Purchaser, Guarantor or any assignee of Purchaser (as determined pursuant to Section 12.3) arising under this Agreement, including any exhibits, Seller Ancillary Documents or Purchaser Ancillary Documents or (c) any obligations of the Company or its Subsidiaries to the Majority Class B Holders under their respective Key Employee Agreements.

Section 3.6 Tax Matters.

(a) The Parties acknowledge and agree that, under the principles set forth in Revenue Ruling 99-6, the purchase and sale of the Interests shall be treated for federal and all applicable state income Tax purposes as follows: (i) from the Sellers’ perspective, such transaction shall be treated as a sale of each Seller’s Interests to Purchaser, and (ii) from Purchaser’s perspective, such transaction shall be treated as a purchase of a proportionate, undivided interest in the assets from the Sellers.

(b) On May 15, 2014, the Company delivered to the Primary Appraiser a schedule listing the individual assets comprising the Company’s, and each applicable Subsidiary’s, assets that would be classified on the Company’s consolidated balance sheet within the “Property and Equipment, net” line item (such assets, the “Fixed Assets”), including in-service dates, location, original cost, description and useful life assigned thereto (such schedule, the “Fixed Asset Schedule”), which Fixed Asset Schedule shall have been true and correct in all material respects as of the date of delivery. Purchaser shall use commercially reasonable efforts to cause the Primary Appraiser to deliver to Purchaser and the Seller Representative a draft valuation of the Fixed Assets (the “Initial Draft Fixed Asset Appraisal”) within twenty one (21) days following the initial delivery of the Fixed Asset Schedule, as set forth above.

(c) Upon the Seller Representative’s receipt of the Initial Draft Fixed Asset Appraisal, the Seller Representative shall have eight (8) Business Days to review the Initial Draft Fixed Asset Appraisal (the “First Review Period”). If the Seller Representative disagrees with the Initial Draft Fixed Asset Appraisal, the Seller Representative may, on or prior to the last day of the First Review Period, deliver a notice to Purchaser (the “Sellers’ Notice of Objection”) disagreeing with the Initial Draft Fixed Asset Appraisal and setting forth the Sellers’ calculations with respect to the amounts in disagreement. The Sellers’ Notice of Objection, if any, shall be in writing and shall specify in reasonable detail those particular items or amounts contained in the Initial Draft Fixed Asset Appraisal as to which the Seller Representative disagrees, together with a detailed written explanation of the reasons for the disagreement with each such item or amount, and shall set forth the Seller Representative’s calculation of such item or amount based on such objections. Unless the Seller Representative delivers the Sellers’ Notice of Objection to Purchaser during the First Review Period, the Sellers shall be deemed to have accepted the Initial Draft Fixed Asset Appraisal and, subject to Section 3.6(g), the Initial Draft Fixed Asset Appraisal shall be final, conclusive and binding on all of the Parties.

(d) Upon Purchaser’s receipt of the Sellers’ Notice of Objection, if any, Purchaser shall have five (5) Business Days to review the Sellers’ Notice of Objection (the “Second Review Period”). If Purchaser disagrees with the Sellers’ Notice of Objection, Purchaser may, on or prior to the last day of the Second Review Period, deliver a notice to the Sellers Representative (the “Purchaser’s Notice of Objection”) disagreeing with the Sellers’ Notice of Objection and setting forth Purchaser’s calculations with respect to the amounts in disagreement. The Purchaser’s Notice of Objection, if any, shall be in writing and shall specify in reasonable detail those particular items or amounts contained in the Sellers’ Notice of Objection as to which Purchaser disagrees, together with a detailed written explanation of the reasons for the disagreement with each such item or amount, and shall set forth Purchaser’s calculation of such item or amount based on such objections. Unless Purchaser delivers the Purchaser’s Notice of Objection to the Seller Representative during the Second Review Period, Purchaser shall be deemed to have accepted the Initial Draft Fixed Asset Appraisal with such changes as set forth in the Sellers’ Notice of Objection, and, subject to Section 3.6(g), the Initial Draft Fixed Asset Appraisal, as so changed, shall be final, conclusive and binding on all of the Parties.

(e) Upon the Seller Representative’s receipt of the Purchaser’s Notice of Objection, if any, the Seller Representative shall have five (5) Business Days to review the Purchaser’s Notice of Objection (the “Third Review Period”). If the Seller Representative disagrees with the Purchaser’s Notice of Objection, the Seller Representative may, on or prior to the last day of the Third Review Period, deliver a notice to Purchaser (the “Secondary Appraiser Retention Notice”) disagreeing with the Purchaser’s Notice of Objection, setting forth the Seller Representative’s calculations with respect to the amounts in disagreement and indicating that the Seller Representative has elected to retain Cherry Bekaert, LLP(the “Secondary Appraiser”) to prepare a draft valuation of the Fixed Assets (the “Secondary Draft Fixed Asset Appraisal”). Unless the Seller Representative delivers the Secondary Appraiser Retention Notice to Purchaser during the Third Review Period, the Sellers shall be deemed to have accepted the Initial Draft Fixed Asset Appraisal with such changes as set forth in the Purchaser’s Notice of Objection, and, subject to Section 3.6(g), the Initial Draft Fixed Asset Appraisal, as so changed, shall be final, conclusive and binding on all of the Parties. If the Seller Representative delivers the Secondary Appraiser Retention Notice to Purchaser during the Third Review Period, the Seller Representative shall use commercially reasonable efforts to cause the Secondary Appraiser to deliver to Purchaser and the Seller Representative the Secondary Draft Fixed Asset Appraisal within seven (7) days following the date of the Secondary Appraiser Retention Notice. Upon receipt of the Secondary Draft Fixed Asset Appraisal, if any, the Seller Representative and Purchaser shall use their commercially reasonable efforts to reach written agreement on any disputed items and amounts therein (including with respect to any previously disputed items and amounts set forth in the Initial Draft Fixed Asset Appraisal).

(f) Until the date on which the Final Fixed Asset Appraisal is determined, Purchaser and Seller Representative shall cooperate with each other in connection with determining the value of the Fixed Assets and shall afford and cause to be afforded to the other Party and any of its accountants, counsel or financial advisors retained by such Party in connection with such valuation, reasonable access upon reasonable notice during normal business hours to its properties, books, contracts, personnel and records and its accountants’ work papers relevant to such valuation including the working papers of any appraisers, and upon reasonable request and at a requesting Party’s expense, copies of any such books, contracts, records and work papers, in each case to the extent the provision of such access and materials would not be reasonably expected to violate any applicable Law.

(g) A portion of the Purchase Price shall be allocated among the Fixed Assets in accordance with the Final Fixed Asset Appraisal. For purposes of this Agreement, the “Final Fixed Asset Appraisal” means the value of the individual Assets in accordance with:

(i) the Initial Draft Fixed Asset Appraisal, as delivered by the Primary Appraiser to Purchaser and the Seller Representative pursuant to Section 3.6(b), if no Sellers’ Notice of Objection with respect thereto is timely delivered pursuant to Section 3.6(c);

(ii) the Initial Draft Fixed Asset Appraisal, as delivered by the Primary Appraiser to Purchaser and the Seller Representative pursuant to Section 3.6(b) but reflecting such changes as set forth in a Sellers’ Notice of Objection timely delivered pursuant to Section 3.6(c), if no Purchaser’s Notice of Objection with respect thereto is timely delivered pursuant to Section 3.6(d);

(iii) the Initial Draft Fixed Asset Appraisal, as delivered by the Primary Appraiser to Purchaser and the Seller Representative pursuant to Section 3.6(b) but reflecting such changes as set forth in a Purchaser’s Notice of Objection timely delivered pursuant to Section 3.6(d), if no Secondary Appraiser Retention Notice with respect thereto is timely delivered pursuant to Section 3.6(e); or

(iv) the Secondary Draft Fixed Asset Appraisal, as delivered by the Secondary Appraiser to Purchaser and the Seller Representative pursuant to Section 3.6(e) and reflecting any changes as may be mutually agreed upon by the Seller Representative and Purchaser pursuant to Section 3.6(e);

provided, however, that no such Initial Draft Fixed Asset Appraisal or Secondary Draft Fixed Asset Appraisal shall be the Final Fixed Asset Appraisal unless the Primary Appraiser and the Independent Registered Public Accounting Firm shall have agreed to the use thereof by Purchaser and its Affiliates. Purchaser, the Sellers and their respective Affiliates shall report the purchase and sale of the Business as relates to the Fixed Assets on all relevant Tax Returns consistent with the Final Fixed Asset Appraisal, and neither Purchaser nor any Seller shall take any position (whether in audits, Tax Returns or otherwise) with respect to the Fixed Assets that is inconsistent with the Final Fixed Asset Appraisal unless required to do so by applicable Law; provided, however, that the foregoing provisions of this sentence shall not apply if there shall be no Final Fixed Asset Appraisal on or prior to the date that is seven (7) days after the date that is the last day of the fiscal quarter of Guarantor during which the Closing occurred and, in such event, Purchaser, the Sellers and their respective Affiliates shall not be bound by any of the obligations set forth in these Sections 3.6(b) through 3.6(g) with respect to the reporting of the purchase and sale of the Business.

(h) Each of the Primary Appraiser and (if and to the extent retained as described in this Section 3.6) the Secondary Appraiser shall use generally accepted valuation methodologies in a manner sufficient to support an allocation of the Fixed Assets for book and federal income Tax purposes. If and to the extent retained as described in this Section 3.6, the Secondary Appraiser shall utilize in its preparation of the Secondary Draft Fixed Asset Appraisal only that information utilized by the Primary Appraiser in its preparation of the Initial Draft Fixed Asset Appraisal.

(i) Unless otherwise determined by Purchaser, each of the Company and its Subsidiaries will make a valid election under Section 754 of the Code (and any corresponding provisions of state, local or foreign Law), if no such election is already in effect, so as to be effective for the Taxable period ending on the Closing Date (or if the Taxable period does not end on the Closing Date, the Taxable period including the Closing Date).

(j) Purchaser, the Sellers and the Company and its Subsidiaries each agree to file (and cause their Affiliates to file) their respective Tax Returns, reports and forms (including Internal Revenue Service (“IRS”) Form 8594, as applicable) in a manner consistent with this Section 3.6. Purchaser shall provide a copy of such IRS Form 8594 to the Sellers at least fifteen (15) days before the filing of such form with the IRS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES ABOUT THE SELLERS

Each Seller hereby severally (and not jointly and severally) represents and warrants to Purchaser as follows as of the date of this Agreement and as of the Closing Date:

Section 4.1 Organization; Title and Ownership of the Interests.

(a) If such Seller is a legal entity, such Seller is duly formed, validly existing and in good standing under the Laws of its state of formation.

(b) Such Seller has good and valid title to and beneficial ownership of the number and classes of the Interests set forth next to such Seller’s name on Schedule 5.4(a), and such Interests are (i) validly issued, fully paid and nonassessable and (ii) free and clear of all Liens, other than (A) transfer restrictions imposed under applicable securities Laws (other than as a result of any Order) and (B) terms and conditions set forth in the Company Operating Agreement and, in the case of the Class B Units, in the Class B Unit Plan.

Section 4.2 Authorization. Such Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. If such Seller is a legal entity, such Seller has all requisite power and authority and has taken all action required (including all necessary equityholder, board of director, manager or similar governing body action, as applicable) to execute and deliver this Agreement and the Seller Ancillary Documents to which such Seller is a party and to perform its obligations hereunder and thereunder. If such Seller is an individual, such Seller has full legal capacity and full right, power and authority to enter into this Agreement and the Seller Ancillary Documents to which such Seller is a party and to perform his obligations hereunder and thereunder. This Agreement has been, and the Seller Ancillary Documents to which such Seller is a party will be as of the Closing Date, duly executed and delivered by such Seller, and assuming the due execution and delivery hereof by Purchaser and the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, in each case, by such Seller, do not or will not:

(a) if such Seller is a legal entity, violate or conflict with the organizational documents of such Seller;

(b) require such Seller to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any written notices to (i) any Governmental Entity or (ii) any other Person with respect to any Contract or material Permit applicable to the Company or the Business, in each case, except as set forth on Schedule 4.3(b) (the “Seller Consents and Notices”);

(c) assuming the Seller Consents and Notices are obtained or made, violate, result in the breach of any of the terms and conditions of, result in the loss of any material benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or constitute (with the passing of time or the giving of notice or both) a default under, any material Permit or Contract to which such Seller is a party or by which such Seller or the Interests held by such Seller are bound, except as set forth on Schedule 4.3(c); or

(d) if the Seller Consents and Notices are obtained or made, violate or result in the breach of any (i) Order to which such Seller is subject or a party or to which any of its properties are bound, or (ii) any Laws applicable to the Seller.

Section 4.4 Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or, to the Knowledge of such Seller, threatened against or involving such Seller which could reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement or the Seller Ancillary Documents to which such Seller is a party.

Section 4.5 No Implied Representations. Sellers acknowledge that Purchaser is making no representation or warranty whatsoever, express or implied, beyond those expressly given in Article VI. Notwithstanding the foregoing, any claims involving fraud, intentional misrepresentation or willful misconduct on the part of Purchaser or any of its Affiliates shall not be precluded, impacted or otherwise affected by this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

The Company hereby represents to Purchaser as follows as of the date of this Agreement and as of the Closing Date:

Section 5.1 Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on the Business as now being conducted in all material respects. The Company is duly qualified or registered to transact business and is in good standing (if such concept is applicable) under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified, registered or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously made available to Purchaser true, correct and complete copies of its organizational documents as currently in effect and its company record books with respect to actions taken by its equityholders and managers (if any). The Company is not in default under or in violation of any of its organizational documents. Schedule 5.1 contains a true and correct list of the jurisdictions in which the Company is qualified or registered to do business as a foreign limited liability company.

Section 5.2 Authorization. The Company has the right, power and authority to execute and deliver this Agreement and the Company Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Documents by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been, and as of the Closing Date, the Company Ancillary Documents shall be, duly executed and delivered by the Company and do or shall, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.3 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Company Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, in each case, by the Company, do not or shall not:

(a) violate or conflict with the organizational documents of the Company;

(b) require the Company to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any written notices to (i) any Governmental Entity or (ii) any other Person with respect to any Contract or any Material Permit applicable to the Company or the Business, in each case, except as set forth on Schedule 5.3(b) (the “Company Consents and Notices”);

(c) assuming the Company Consents and Notices are obtained or made, violate, result in the breach of any of the terms and conditions of, result in the loss of any material benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or constitute (with the passing of time or the giving of notice or both) a default under, any Material Permit or Contract, except as set forth on Schedule 5.3(c); or

(d) if the Company Consents and Notices are obtained or made, violate or result in the breach of any (i) Order to which the Company or the Business is subject or a party or to which any of their respective properties are bound, or (ii) any Laws applicable to the Company, any of its Subsidiaries or the Business.

Section 5.4 Capitalization; Ownership of Equity; Subsidiaries.

(a) Schedule 5.4(a) accurately and completely sets forth the capital structure of the Company by listing thereon the Equity Interests of the Company that are authorized and that are issued and outstanding and that will be issued and outstanding as of the Closing. All of the issued and outstanding Equity Interests of the Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are held of record by the Persons and in the amounts set forth on Schedule 5.4(a) and (iii) were not issued in violation of the preemptive rights of any Person or any agreement or Laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Entities. No Equity Interests of the Company are reserved for issuance, and except as disclosed on Schedule 5.4(a) (A) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Equity Interests of the Company or any of its Subsidiaries other than as contemplated by this Agreement, (B) there are no outstanding Contracts or other agreements of the Company, the Sellers or any other Person to purchase, redeem or otherwise acquire any outstanding Equity Interests of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into any Equity Interests of the Company or any of its Subsidiaries, (C) there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Equity Interests of the Company or any of its Subsidiaries, (D) there are no dividends or other distributions that have accrued or been declared but are unpaid on the Equity Interests of the Company or any of its Subsidiaries and (E) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the Company or any of its Subsidiaries. Except as set forth on Schedule 5.4(a), the Company has never purchased, redeemed or otherwise acquired any Equity Interests of the Company. MBF Acquisition has all requisite rights, power and authority to cause the Persons holding the Equity Interests in the Company to sell such Equity Interests to Purchaser pursuant to the Company Drag-Along Rights (including as may be requested by Purchaser pursuant to Section 7.7), and upon such exercise the Company Drag-Along Rights shall be legally binding and enforceable against all applicable Persons holding Equity Interests of the Company. The Company has all requisite rights, power and authority to cause Betancourt to sell to Purchaser (directly or indirectly) one hundred percent (100%) of the assets of Betancourt pursuant to the Betancourt Operating Agreement, which sale shall be legally binding and enforceable against Betancourt.

(b) Each of the Sellers has good and valid title to and beneficial ownership of the number and classes of the Interests as set forth next to such Seller’s name on Schedule 5.4(a), and such Interests are (i) validly issued, fully paid and nonassessable and (ii) free and clear of all Liens, other than (A) transfer restrictions imposed under applicable securities Laws (other than as a result of any Order) and (B) terms and conditions set forth in the Company Operating Agreement and, in the case of the Class B Units, in the Class B Unit Plan. The Sellers and the Minority Class B Holders are the only equityholders of the Company and, collectively, own one hundred percent (100%) of the outstanding Equity Interests of the Company.

(c) The Class B Units set forth opposite such Minority Class B Holder’s name on Schedule 5.4(a) are (i) validly issued, fully paid and nonassessable and (ii) to the Company’s Knowledge, free and clear of all Liens, other than (A) transfer restrictions imposed under applicable securities Laws (other than as a result of any Order), and (B) terms and conditions set forth in the Company Operating Agreement and in the Class B Unit Plan. Other than the Interests listed on Schedule 5.4(a), no Person owns any Equity Interests of the Company.

(d) Schedule 5.4(d) sets forth, as of the date hereof, a list of all Subsidiaries of the Company, including its name, its jurisdiction of incorporation or organization, its authorized and outstanding Equity Interests and the percentage of its outstanding Equity Interests owned by the Company or a Subsidiary of the Company (as applicable) and any other holders thereof. Except as set forth on Schedule 5.4(d), the Company does not own or hold the right to acquire any Equity Interests in any other Person. Except as set forth on Schedule 5.4(d), the Company owns, directly or indirectly, of record and beneficially, all Equity Interests in each of its Subsidiaries, and all such Equity Interests are validly issued, fully paid and nonassessable (to the extent such concept is applicable to such Equity Interests).

Each of the Company’s Subsidiaries is duly formed or organized, validly existing and in good standing (if such concept is applicable) under the applicable Laws of its jurisdiction of formation or organization, and each of the Company’s Subsidiaries has all requisite power and authority to own, operate and lease its properties and to carry on its businesses as now conducted in all material respects. Each of the Company’s Subsidiaries is duly qualified or registered to transact business and is in good standing (if such concept is applicable) under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified, registered or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously made available to Purchaser true, correct and complete copies of each of its Subsidiaries’ organizational documents as currently in effect and such Subsidiary’s company record books with respect to actions taken by its equityholders and managing entities. None of the Company’s Subsidiaries is in default under or in violation of any of its organizational documents.

Section 5.5 Real Property.

(a) The Sellers have provided Purchaser with true, correct and complete copies of the Existing Leases. Except as set forth on Schedule 5.5(a), with respect to each of the Existing Leases: (i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in the Real Property, subject only to (A) the terms and conditions of the applicable Existing Lease, (B) the Enforceability Exceptions and (C) Permitted Liens; (ii) there are no existing defaults thereunder by the Company or its Subsidiaries (as applicable) or, to the Company’s Knowledge, the lessor thereof; and (iii) to the Company’s Knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a breach or default thereunder by the Company or its Subsidiaries (as applicable) or, to the Company’s Knowledge, any other party thereto. The Company does not own any real property, and except for the Existing Leases with respect to the Real Property, the Company does not lease, license, use or otherwise occupy any real property.

(b) To the Company’s Knowledge, the Real Property, and any building or improvement located thereon, complies in all material respects with all applicable Laws, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except for the Permitted Liens, to the Company’s Knowledge, no Real Property is subject to (i) any governmental decree or order (or threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever. Except as set forth on Schedule 5.5(b), the Company has exclusive possession of the Real Property, and there are no existing leases (other than the Existing Leases), whether oral or written, agreements of sale, options, tenancies, licenses or any other claims to possession affecting the Real Property.

(c) The improvements and fixtures on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. To the Company’s Knowledge, there is no condemnation, expropriation or similar proceeding pending or threatened against any of the Real Property or any improvement thereon. The Real Property constitutes all of the real property utilized by the Company.

Section 5.6 Title to Assets; Related Matters. The assets owned and leased by the Company and its Subsidiaries constitute all of the material assets used in connection with the Business. Except as set forth on Schedule 5.6, the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of their respective tangible personal property and assets, free and clear of all Liens except Permitted Liens. All equipment and other items of tangible personal property and assets of the Company and its Subsidiaries that are material to the conduct of the Business as currently conducted

(a) are in sufficiently good operating condition and in a state of adequate maintenance and repair, ordinary wear and tear excepted, (b) are suitable for their intended use by the Company and its Subsidiaries in the regular and ordinary course of business as currently conducted and (c) conform to all applicable Laws in all material respects. The Company has no Knowledge of any material defect with respect to any such equipment that is material to the operation of the Business, the Company or any of its Subsidiaries, other than ordinary wear and tear. Except as set forth on Schedule 5.6 (x) no Person other than the Company or its Subsidiaries owns any equipment or other tangible personal property or assets situated on the premises of the Company or any of its Subsidiaries, except for the leased items that are subject to personal property leases, (y) no items of equipment or tangible personal property of any Person other than the Company and its Subsidiaries are being held for sale or consignment by the Company or otherwise at the Real Property and (z) all equipment and other items of tangible personal property and assets of the Company and its Subsidiaries are located at the Real Property (other than Inventory in transit), and no such assets are being held for sale or consignment by any Person other than the Company and its Subsidiaries. Except as set forth on Schedule 5.6, since December 31, 2012, none of the Company or any of its Subsidiaries has sold, transferred or disposed of any assets, other than in the ordinary course of business and other than the disposal of unusable or obsolete assets and other assets of immaterial amounts in the ordinary course of business. Schedule 5.6 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company or any of its Subsidiaries. Such list shall identify those items of personal property that (i) have a book value of more than $50,000, (ii) have a certificate of title or other instrument of transfer or (iii) are stored, maintained or otherwise held at a location other than the Real Property, other than (x) Inventory in transit and (y) Inventory distributed under the Premier Value brand in the approximate amount of $250,000 and stored at a facility operated by the Emerson Group.

Section 5.7 Inventory.

(a) The Company’s and its Subsidiaries’ Inventory (i) is sufficient for the operation of the Business in the ordinary course consistent with past practice, (ii) consists of items that are good and merchantable within normal industry standards, (iii) is of a quality and quantity presently usable or saleable in the ordinary course of business of the Company and its Subsidiaries (subject to applicable reserves), (iv) is valued on the books and records of the Company and its Subsidiaries at the lower of cost or market with the cost determined under the weighted average cost inventory valuation method consistent with past practice and (v) is subject to reserves determined in accordance with GAAP consistently applied.

(b) Schedule 5.7 sets forth a true and correct list of (i) the customers of the Company and its Subsidiaries for which the Company and its Subsidiaries held as of the date hereof, or will hold as of the Closing Date, any materials, products or other substances for a customer in excess of $250,000 (“Customer Inventory”), (ii) the respective locations at which all Inventory (including Customer Inventory) is held as of the date hereof, or will be held as of the Closing Date, and (iii) a list of the Customer Inventory as of the most recent practicable date.

Section 5.8 Financial Statements. Attached as Schedule 5.8 are: (a) the Company’s unaudited consolidated balance sheet as of April 30, 2014 and the related statements of income and cash flows for the four (4) month period then ended (the “Interim Financial Statements”) and (b) the Company’s audited consolidated balance sheet and statements of income and cash flows for the fiscal year ended December 31, 2013 and the notes thereto (the “Audited Financial Statements” and, collectively with the Interim Financial Statements, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Company’s and its Subsidiaries’ books and records, have been prepared in conformity with GAAP applied on a consistent basis during the periods involved and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments. Since December 31, 2013, there has been no material change in any accounting (or Tax accounting) policy, practice or procedure of the Company that impacts the Financial Statements. Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company maintains a system of internal accounting and other controls sufficient to provide reasonable assurance that material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. None of the Company or any of its Subsidiaries has been notified in writing by its independent accountants, of any (x) “significant deficiency” or (y) “material weakness” in its internal controls over financial reporting. To the Company’s Knowledge, none of the Company or any of its Subsidiaries has been orally notified by its independent accountants as to any information that would reasonably be expected to result in a written notification of the type described in the immediately foregoing sentence of this Section 5.8. Since December 31, 2013, the Company has made no material changes in its internal controls over financial reporting. To the Company’s Knowledge, none of the Company or any of its Subsidiaries has been orally notified by its independent accountants as to any information that would reasonably be expected to result in a written notification of the type described in the immediately foregoing sentence of this Section 5.8.

Section 5.9 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that are not adequately reflected or provided for in the Financial Statements, except liabilities and obligations that (a) have been incurred since the date of the Balance Sheet in the ordinary course of business, consistent with the past practice of the Company, (b) those incurred in connection with the execution of this Agreement as provided in this Agreement and the other agreements, certificates and documents contemplated hereby, (c) are not in excess of $50,000 in the aggregate, or (d) are set forth on Schedule 5.9.

Section 5.10 Absence of Certain Changes. Since the date of the Balance Sheet, there has not been (a) any Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets of the Company or any of its Subsidiaries with a value in excess of $100,000, whether or not covered by insurance, or (c) any event or action which would be restricted under Section 7.1(b) if the Company or a Subsidiary were to undertake such event or action following the date of this Agreement.

Section 5.11 Legal Proceedings. Except as set forth on Schedule 5.11, there is no suit, action, claim, arbitration, proceeding (or, to the Knowledge of the Company, investigation) pending or, to the Knowledge of the Company, threatened against, relating to or involving the Company, any of its Subsidiaries or the Business. No suit, action, claim, proceeding or investigation listed on Schedule 5.11, if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 5.11, none of the Company or any of its Subsidiaries is subject to or bound by any Order of any Governmental Entity, other than Orders of general applicability.

Section 5.12 Compliance with Law.

(a) Each of the Company and its Subsidiaries is (and has been at all times during the past three (3) years) in compliance with all applicable Laws in all material respects (including applicable Laws relating to zoning, environmental matters and the safety and health of employees). Except as set forth on Schedule 5.12(a), neither the Company nor any of its Subsidiaries has been charged with, and none has received any written notice that it is under investigation with respect to, and, to the Company’s Knowledge, is not otherwise now under investigation with respect to, a violation of any applicable Law, nor to the Company’s Knowledge, has any of the Company’s or any of its Subsidiaries’ suppliers or customers received any such written notice relating to Products or to the effect that any of the Company, any of its Subsidiaries or any supplier or customer of the Company or any of its Subsidiaries is not in material compliance with any applicable Laws, and the Company and each of its Subsidiaries has filed all material reports and has all material licenses and permits required to be filed with any Governmental Entity on or prior to the date of this Agreement.

(b) The Company (i) does not sell any product or provide any services, and, to the Company’s Knowledge, during the past five (5) years has not sold any product or provided any services directly to any Governmental Entity, (ii) is not currently under any Contract or other arrangement with any Governmental Entity and (iii) is not debarred or suspended from doing business with any Governmental Entity.

(c) During the past five (5) years, none of the Sellers, the Company, any of its Subsidiaries or any of its or their directors, officers, employees or, to the knowledge of the Company (as knowledge is defined in section 78dd-2(h)(3)(B) of the FCPA), agents has taken any action that would cause the Company or any of its Subsidiaries to be in violation of the FCPA or any other anti-corruption Law applicable in any jurisdiction in which the Company or any of its Subsidiaries conducts business (the “FCPA or Similar Requirements”). No action, request for information, subpoena or, to the Company’s Knowledge, investigation, is currently or has been within the past five (5) years pending or, to the Company’s Knowledge, threatened concerning any actual, alleged, or suspected violation of the FCPA, or of any other applicable anti-corruption Law, that involves the Business, the Company or any of its Subsidiaries, the employees of the Company or any of its Subsidiaries or any activities or operations of the Company or any of its Subsidiaries. The transactions of the Company and its Subsidiaries have been and are accurately and fairly reflected on their respective books and records in accordance with GAAP, and the Company and its Subsidiaries have in place a system of internal controls to ensure the preparation of financial statements in accordance with GAAP.

(d) Each of the Company and its Subsidiaries, and each of their respective owners, directors, officers, managers, employees and, to the Company’s Knowledge, agents or representatives, is, and, during the past five (5) years, has been, in compliance in all material respects with all Laws governing the export, re-export, import, sale, purchase, and any other provision of commodities, software, technology, and services (“Trade”) in the jurisdictions in which the Company or its Subsidiaries operate, including, but not limited to, the Laws of the United States governing embargoes, sanctions, and boycotts, including, in the case of boycotts, as administered by the United States Department of Commerce and the United States Department of the Treasury, the Arms Export Control Act (22 U.S.C. 2778), the Trading with the Enemy Act (50 U.S.C. app. 1-44), the International Emergency Economic Powers Act (50 U.S.C. 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, the Laws authorizing sanctions for trade relating to specified activities, such as proliferation, or countries, such as Iran, including as administered by the U.S. Department of State, the Laws administered by United States Customs and Border Protection, and the Laws administered by the Bureau of Alcohol, Tobacco, Firearms, and Explosives of the United States Department of Treasury (collectively, “Export/Import Control Laws”). No action, request for information, or subpoena is currently pending or, to the Company’s Knowledge, threatened concerning or relating to violations of any Export/Import Control Laws by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed, and presently does not have a known basis to submit, any disclosures to any United States or foreign government or government agency, including prior or voluntary disclosures concerning or relating to violations of applicable Laws or regulations involving or related to Trade, including Export/Import Control Laws by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has undergone in the past five (5) years, and is not currently undergoing, an audit by a Governmental Entity related to compliance with respect to the above named Laws. Additionally, neither the Company nor any of its Subsidiaries, nor any of their respective owners, directors, officers, managers, employees, agents, or representatives, is currently, nor have been during the last five (5) years, a Person (or, to the Company’s Knowledge, were such Persons owned or controlled by a Person) that is or was: (i) identified on any U.S. Restricted Person List; or (ii) any other comparable list of Persons subject to trade restrictions and/or sanctions imposed or administered by any Governmental Entity in any jurisdiction in which the Company or its Subsidiaries operate.

Section 5.13 Material Contracts.

(a) Schedule 5.13 sets forth a true, correct and complete list of the following Company Contracts (the “Material Contracts”) (other than the Employment Agreements set forth on Schedule 5.15(b), the Company Benefit Plans set forth on Schedule 5.16(a), and the Insurance Policies set forth on Schedule 5.18):

(i) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money involving amounts in excess of $100,000 binding upon the Company or any of its Subsidiaries;

(ii) all guarantees of any obligations for borrowed money or other material guarantee, indemnity, surety bond or similar commitment involving amounts in excess of $100,000;

(iii) all leases relating to the Real Property and all other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $100,000 individually;

(iv) all Contracts that limit or restrict the Company, any of its Subsidiaries or any of their respective officers or key employees from freely engaging in the Business in any material respect;

(v) all Contracts for capital expenditures or the acquisition or construction of fixed assets, in each case to the extent there are any outstanding obligations of an amount in excess of $100,000;

(vi) all Contracts that provide for an increased payment or benefit in a material amount (measured with respect to the Contract in question), or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

(vii) all Contracts granting any Person a Lien on all or any part of any asset of the Company or any of its Subsidiaries;

(viii) all Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(ix) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any assets of the Company or any of its Subsidiaries;

(x) all Contracts with any agent, distributor or representative that is not terminable without penalty on thirty (30) days’ or less written notice and that involve payments in excess of $100,000;

(xi) all Contracts (other than those involving Intellectual Property) for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment involving amounts in excess of $100,000;

(xii) all Contracts providing for continuing material indemnification or hold harmless obligations of any officer, director, employee or other Person, or containing contingent payments or earn-outs that would reasonably be expected to result in payments by or on behalf of the Company or any of its Subsidiaries in excess of $100,000 in the aggregate;

(xiii) all joint venture or partnership contracts and all other contracts providing for the sharing of any profits;

(xiv) all Contracts for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or Equity Interests, other than Contracts for the disposition of assets in the ordinary course of business or of immaterial amounts;

(xv) all Contracts providing for an obligation to provide funds to, or make an investment in, any Person;

(xvi) all customer Contracts for the provision of goods or services involving an annual commitment or the payment of more than $100,000 individually;

(xvii) all supplier Contracts for the provision of goods or services involving an annual commitment or the payment of more than $100,000 individually;

(xviii) all customer purchase orders and supplier purchase orders which are open or pending as of the date of this Agreement in excess of $50,000;

(xix) all outstanding powers of attorney empowering any Person to act on behalf of the Company;

(xx) any settlement agreement entered into since January 1, 2012 that contains continuing obligations of the Company or any of its Subsidiaries, other than releases immaterial in nature or amount entered into in the ordinary course of business with former employees in connection with the cessation of such employee’s employment;

(xxi) all collective bargaining agreements or Contracts with any labor union;

(xxii) all Contracts (A) with respect to the material Company-Owned Intellectual Property licensed or transferred to any third party, or (B) pursuant to which a third party has licensed any material In-Licensed Company Intellectual Property to the Company (other than Intellectual Property embodied in Off-The-Shelf Software), or (C) whereby a transfer of Intellectual Property by a third party has resulted in material Company-Owned Intellectual Property; and

(xxiii) all other Company Contracts (A) involving an annual commitment or annual payment to or from the Company of more than $100,000 individually or (B) that is material to the Company and its Subsidiaries taken as a whole.

(b) True, correct and complete copies of all written Material Contracts and written summaries of all oral Material Contracts have been made available to Purchaser. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party to such Material Contracts, subject to the Enforceability Exceptions. There is no existing material default or breach of the Company or any of its Subsidiaries under any Material Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Company’s Knowledge, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Material Contract. Neither the Company nor any of its Subsidiaries is participating in any discussions or negotiations regarding modification of or amendment to any Material Contract. Except as set forth on Schedule 5.13, the Company or any its Subsidiaries is a party to each Material Contract.

Section 5.14 Tax Returns; Taxes.

(a) Except as otherwise disclosed on Schedule 5.14(a):

(i) all material Tax Returns of the Company and each of its Subsidiaries due to have been filed in accordance with any applicable Law have been timely filed (taking into account any extensions of time to file such Tax Returns that have been properly received) with the appropriate Governmental Entity and all such Tax Returns are correct and complete in all materials respects;

(ii) all material Taxes, deposits or other payments for which the Company or any of its Subsidiaries may have any liability (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Governmental Entity;

(iii) there are not currently any extensions of time in effect with respect to the dates on which any Tax Returns of the Company or any of its Subsidiaries were or are due to be filed;

(iv) all deficiencies asserted as a result of any examination of any Tax Returns of the Company or any of its Subsidiaries have been paid in full, accrued on the books of the Company or such Subsidiary, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined;

(v) no claims have been asserted in writing and no proposals or deficiencies for any Taxes of the Company or any of its Subsidiaries have been asserted, proposed or threatened in writing, and no audit or investigation of any Tax Returns of the Company or any of its Subsidiaries is currently underway, pending or, to the Company’s Knowledge, threatened;

(vi) no claim has ever been made in writing to the Company or any of its Subsidiaries by a Governmental Entity in a jurisdiction in which such Person does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(vii) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, customer, independent contractor, creditor, equityholder or other third party and has maintained all required records with respect thereto;

(viii) there are no outstanding waivers or agreements by or on behalf of the Company or any of its Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, written notice of proposed reassessment of any property owned or leased by the Company or any of its Subsidiaries or any other matter pending between the Company or any of its Subsidiaries and any Taxing authority;

(ix) as to the Company and its Subsidiaries, there are no Liens for Taxes (other than Liens for Taxes which are not yet due and payable), nor are there any Liens for Taxes which are pending or threatened in writing;

(x) Purchaser will not be required to deduct and withhold any amount under Section 1445(a) of the Code or otherwise upon the transfer of the Interests to Purchaser;

(xi) neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement;

(xii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (or similar Tax Returns under state, local or foreign Laws);

(xiii) each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(xiv) none of the Company or any of its Subsidiaries has, directly or indirectly, participated in any transaction (including the transactions contemplated by this Agreement) that would constitute (1) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation § 1.6011-4T or (2) a “tax shelter” as defined in Section 6111 of the Code and the Treasury Regulations thereunder;

(xv) the Company and its Subsidiaries have at all times used the accrual method of accounting in computing their Tax liability;

(xvi) each of the Company and its Subsidiaries is, and since the date of its formation has been, taxed as a partnership or a “disregarded entity” for federal and all applicable state income Tax purposes and will continue to be taxed as a partnership or disregarded entity, as applicable, until the Closing; and

(xvii) the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the Balance Sheet, exceed the reserve for liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b) Schedule 5.14(b): (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which the Company of any of its Subsidiaries has filed a Tax Return at any time during the three (3) year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited during such three (3) year period, (iii) identifies those Tax Returns that currently are the subject of audit, (iv) lists all Tax rulings and similar determinations requested or received by the Company or any of its Subsidiaries (or any of the Sellers in respect of the foregoing Persons), and (v) contains a complete and accurate description of all material Tax elections that were made by or on behalf of the Company or any of its Subsidiaries. The Sellers have delivered or made available to Purchaser true, correct and complete copies of all Tax Returns filed by, and all examination reports, statements of deficiencies assessed against or agreed to by, the Company or any of its Subsidiaries during the three (3) year period ending on the date hereof.

Section 5.15 Officers and Employees.

(a) Schedule 5.15(a) sets forth: (i) a complete and accurate list of all employees or commissioned salespersons of the Company as of the date hereof; (ii) the then-current annual or hourly compensation or commission rate of, and a description of the fringe benefits provided to such employees or salespersons; (iii) a list of all present or former employees or commission salespersons of the Company who received annual remuneration in excess of $30,000 and who have terminated or given formal written notice of their intention to terminate their relationship with Company since December 31, 2013; and (iv) a list of any increase, effective after January 1, 2014, in the rate of compensation of any employees or the commission rate of any commissioned salespersons (including independent sales representatives) of the Company, other than increases in the ordinary course of business and any increases of less than $10,000, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement.

(b) Schedule 5.15(b) sets forth a complete list of all employment and independent contractor agreements with individuals to which the Company or any of its Subsidiaries is a party. For avoidance of doubt, such list excludes any at-will employees (as such term is defined by applicable Law) that do not have Employment Agreements. The Company and its Subsidiaries have provided or made available to Purchaser true, complete and correct copies of all employment agreements and independent contractor agreements with individuals. Each such agreement is legal, valid and binding on the Company or its Subsidiaries and, to the Company’s Knowledge, the other party or parties thereto. The terms of all such agreements have been complied with in all material respects by the Company or its Subsidiaries and, to the Company’s Knowledge, by the other parties to such agreements. No event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a material default under any such agreement by the Company or any of its Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party thereto, and neither the Company nor any of its Subsidiaries that is a party to such agreement has waived or released any of its material rights under any such agreement. Except as set forth on Schedule 5.15(b), there exist no written or oral employment, consulting, noncompetition, severance, retirement, parachute or indemnification agreements between the Company or any of its Subsidiaries, on the one hand, and any current or former officer, director, employee or agent of the Company or any of its Subsidiaries, on the other hand.

(c) The Company and its Subsidiaries have provided or made available to Purchaser a copy of all written policies and procedures currently in effect related to the Company’s and its Subsidiaries’ employees and a written description of all material unwritten policies and procedures currently in effect related to the Company’s and its Subsidiaries’ employees.

Section 5.16 Company Benefit Plans.

(a) Schedule 5.16(a) contains a true and complete list of the Company Benefit Plans sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries has made or has been required to make contributions at any time during the six (6) year period ending on the Closing Date. Any Company Benefit Plan currently sponsored, maintained or contributed to by the Company (a “Current Company Benefit Plan”) is noted on such schedule.

(b) Except as set forth on Schedule 5.16(b):

(i) With respect to each Current Company Benefit Plan identified on Schedule 5.16(a), the Company has heretofore delivered or made available to Purchaser true and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust or other funding vehicle, the Form 5500 Annual Reports for the most recent three (3) plan years, any summary plan description required under ERISA or the Code, the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Current Company Benefit Plan intended to qualify under Code Section 401(a), the most recent nondiscrimination and coverage tests and such other documentation with respect to any Company Benefit Plan (whether current or not) as is reasonably requested by Purchaser.

(ii) The Company’s and its Subsidiaries’ records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service, and all such records are maintained in a usable form.

(iii) Neither the Company nor any ERISA Affiliate sponsors, maintains contributes to, has during the last six (6) years contributed to, has during the last six (6) years been required to contribute to, on the Closing Date will be required to contribute to, or has any liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to, any “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has any obligation to contribute to, or has any liability under or with respect to, any (i) Pension Plan that is or was, during the last six (6) years, subject to Sections 412 or 4971 of the Code, Section 302 of ERISA or Title IV of ERISA, or (ii) any “multiple employer plan” (as defined in Section 413(c) of the Code), or otherwise has any liability under Title IV of ERISA. No Company Benefit Plan or ERISA Affiliate Plan is or was a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(iv) Each Company Benefit Plan (including any severance or compensation commitment under any Employment Agreement) that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder (i) complies in all material respects, and is operated and administered in all material respects, in accordance with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder and (ii) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning on January 1, 2005.

(v) Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code and all Applicable Benefit Laws. Neither the Company nor

any of its Subsidiaries has incurred, and to the Knowledge of the Company, no fact exists that reasonably could be expected to result in any material liability to the Company or any of its Subsidiaries with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, Tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

(vi) All obligations regarding each Company Benefit Plan have been satisfied or properly accrued, and there are no outstanding defaults or material violations by any party to any Company Benefit Plan.

(vii) No fact or circumstance exists that could adversely affect the Tax-exempt status of a Company Benefit Plan that is intended to be Tax-exempt. Further, each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or is entitled to rely on an opinion letter indicating that it is so qualified.

(viii) There is no pending or, to the Company’s Knowledge, threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan required to be registered.

(ix) To the extent that a Company Benefit Plan is funded, the assets of each Company Benefit Plan are reported at their fair market value on the financial statements of each such plan.

(x) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company, any of its Subsidiaries or any predecessor in interest of the Company or any such Subsidiary for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by Applicable Benefit Law and only to the extent required under such Applicable Benefit Law.

(xi) All contributions or premiums required to be made by and due from the Company or any of its Subsidiaries under the terms of each Company Benefit Plan or by Applicable Benefit Law have been made in a timely fashion in accordance with Applicable Benefit Law and the terms of the Company Benefit Plan.

(xii) No insurance policy or any other Contract or agreement affecting any Company Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Company Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(xiii) There have been no improper withdrawals, applications or transfers of assets from any Company Benefit Plan or the trusts or other funding media relating thereto, which have not been corrected by the Company or which could result in liability to the Company as of the Closing Date. Neither the Company or any of its Subsidiaries or any of their respective agents has been in material breach of any fiduciary obligation with respect to the administration of the Company Benefit Plan or the trusts or other funding media relating thereto.

(xiv) To the extent permitted under Applicable Benefit Law, either the Company or its Subsidiaries, as applicable, has the right under the terms of each Company Benefit Plan to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time (other than as required by the applicable Company Benefit Plan) exclusively by action of the Company or such Subsidiary, and no additional contributions would be required to properly effect such termination.

(xv) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (A) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

(xvi) Neither the Company nor any of its Subsidiaries has any duty or obligation to indemnify or hold another Person (other than its employees in the ordinary course of business or consistent with past practice) harmless for any liability attributable to any acts or omissions by such Person with respect to any Company Benefit Plan or ERISA Affiliate Plan.

Section 5.17 Labor Relations. Except as set forth on Schedule 5.17:

(a) none of the Company’s or any of its Subsidiaries’ employees have been, and currently are not (i) represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Entity or (ii) a signatory to a collective bargaining agreement with any trade union, labor organization or group;

(b) neither the Company nor any of its Subsidiaries has been, and neither the Company nor any of its Subsidiaries is, a signatory to a collective bargaining agreement with any trade union, labor organization or group;

(c) no representation election petition or application for certification has been filed by employees of the Company or any of its Subsidiaries or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company or any of its Subsidiaries has occurred, is in progress or is threatened;

(d) no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of the Company or any of its Subsidiaries has occurred, is in progress or, to the Company’s Knowledge, has been threatened;

(e) the Company and its Subsidiaries are in compliance in all material respects with all applicable Labor Laws;

(f) no claim, complaint, charge, citation, grievance, arbitration demand, proceeding or investigation has been filed or is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Person (i) pursuant to any Labor Laws or (ii) in connection with any matters related to any of the Company’s or its Subsidiaries’ employees;

(g) none of the Company or any of its Subsidiaries has any material liability with respect to any misclassification of (i) any Person or employee as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages;

(h) neither the Company nor any of its Subsidiaries has incurred any liability under WARN or any similar state or local Law, and no employment terminations prior to the Closing Date shall result in unsatisfied liability under WARN or any similar state or local Law. No employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by WARN or any similar applicable state or local Law, requiring written notice to employees in the event of a closing or layoff, within ninety (90) days prior to the date of this Agreement;

(i) each of the Company and its Subsidiaries has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims;

(j) the Company has provided Purchaser with a copy of the policy of the Company and its Subsidiaries for providing leaves of absence under FMLA and Schedule 5.17 identifies (i) each employee who is eligible to request FMLA leave and the amount of FMLA leave utilized by each such employee during the current leave year, (ii) each employee who shall be on FMLA leave on the Closing Date and such employee’s job title and description, salary and benefits and (iii) each employee who has requested FMLA leave to begin following the Closing Date, a description of the leave so requested and a copy of all written notices provided to such employee regarding such leave;

(k) each of the Company and its Subsidiaries has paid or accrued all current assessments under workers’ compensation legislation in all material respects, and neither the Company nor any of its Subsidiaries has been subject to any special or penalty assessment under such legislation that has not been paid; and

(l) each employee of the Company and its Subsidiaries has signed Form I-9 verifying his or her eligibility to work in the United States, and the Company and its Subsidiaries are in compliance with the Immigration Reform and Control Act in all material respects. The Company and its Subsidiaries have provided true and correct copies to Purchaser of each such Form I-9.

Section 5.18 Insurance Policies. Schedule 5.18 contains a complete and correct list of all insurance policies carried by or for the benefit of the Company or any of its Subsidiaries as of the date of this Agreement (each, an “Insurance Policy” and collectively, the “Insurance Policies”), specifying the insurer, policy number, the named insured and any additional named insureds, the amount of and nature of coverage, the risk insured against, the deductible amount (if any), the policy limits and the date through which coverage shall continue by virtue of premiums already paid. Neither the Company nor any of its Subsidiaries (i) is in default with respect to any material provision contained in any Insurance Policy or, to the Knowledge of the Company, has failed to give any written notice or present any claim under any Insurance Policy in due and timely fashion which failure is likely to result in an inability to obtain coverage for a claim otherwise covered under an Insurance Policy or (ii) has received any written notice of cancellation, revocation, non-renewal, non-payment or termination with respect to any Insurance Policy that resulted or is reasonably likely to result in the lapse of coverage under such policy, or that the issuer of any Insurance Policy is not willing or able to perform any obligations thereunder, or of any material increase in premiums with respect to any of the Insurance Policies. All Insurance Policies and

bonds with respect to the business and assets of the Company are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis) and have been in effect continuously since December 31, 2012, and shall be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date, and the Company has not reached or exceeded its policy limits for any Insurance Policy in effect at any time during the past four (4) years. During the past four (4) years, none of the Products contained, and none of the Products currently contains, any ingredient excluded from coverage under any Insurance Policy.

Section 5.19 Environmental, Health and Safety Matters. Except as set forth on Schedule 5.19:

(a) the Company and its Subsidiaries have obtained all Permits required under applicable Environmental Laws for the operation of the Business, all such Permits are effective, valid, and in force, and the Company and its Subsidiaries are and have been at all times within the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) in compliance in all material respects with all such Permits;

(b) the Company and its Subsidiaries are and at all times within the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) have been in material compliance with all Environmental Laws and are and at all times within the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) have been in full compliance with any and all written notices or demand letters issued under all applicable Environmental Laws;

(c) neither the Company nor any of its Subsidiaries has received written notice of actual or threatened liability under any Environmental Law from any Governmental Entity or any third party and, to the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to form the basis for the assertion of any claim against the Company or any of its Subsidiaries under any Environmental Law;

(d) neither the Company nor any of its Subsidiaries has entered into or agreed to enter into any Order, and neither the Company nor any of its Subsidiaries is subject to any liability or Order under any applicable Environmental Law;

(e) neither the Company nor any of its Subsidiaries has either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other person relating to any Environmental Law;

(f) neither the Company nor any of its Subsidiaries has received written notice alleging that the Company or any of its Subsidiaries is in violation of, and has been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws either now or any time within the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof);

(g) neither the Company nor any of its Subsidiaries has imported, manufactured, used, transported, treated, stored, recycled or disposed of any Hazardous Material in violation of any Environmental Law or in a manner that could reasonably be expected to result in liability pursuant to any Environmental Law;

(h) there has been no release or threat of release of any Hazardous Material at, on or under any property currently or formerly owned or operated by the Company or any Subsidiary and no Hazardous Material associated with the Business has been disposed of by or on behalf of the Company or any Subsidiary at any offsite landfills or disposal sites in violation of any Environmental Law or in a manner that could reasonably be expected to give rise to liability pursuant to any Environmental Law;

(i) there are no facts, events, conditions or circumstances that would reasonably be expected either (i) to prevent or interfere with the ability of either Company, its Subsidiaries, or its existing facilities and properties to comply with applicable Environmental Law in all material respects; or (ii) to require any material modification or upgrade to any property currently owned or operated by the Company or any of its Subsidiaries pursuant to any applicable Environmental Law;

(j) the Sellers have heretofore made available to Purchaser true, correct and complete copies of all reports, correspondence, memoranda and the complete files (to the extent they contain any material information) relating to environmental matters for the past four (4) years;

(k) to the Knowledge of the Company, no real property (including the Real Property), improvement or equipment of the Company or any of its Subsidiaries contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any asset of the Company or any of its Subsidiaries; and

(l) neither the Company nor any of its Subsidiaries has sold, used, transported, disposed of or otherwise handled or used any asbestos-containing materials that are regulated under applicable Environmental Laws.

Section 5.20 Intellectual Property.

(a) Schedule 5.20(a) contains a list of all Company Registered Intellectual Property.

(b) Except as set forth on Schedule 5.20(b), no material Company-Owned Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or (ii) that may affect the ownership, validity, use or enforceability of the Company-Owned Intellectual Property. To the Company’s Knowledge, each item of material Company Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with material Company Registered Intellectual Property that is under pending application or that is registered (and has not been abandoned) have been made and all necessary documents, recordations and certifications in connection with such material Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Registered Intellectual Property.

(c) Except as set out on Schedule 5.20(c), to the Company’s Knowledge, no material In-Licensed Company Intellectual Property or product or service of, or used by, the Company or any of its Subsidiaries related to In-Licensed Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use thereof by the Company or any of its Subsidiaries or (ii) that may affect the ownership, validity, use or enforceability of the material In-Licensed Company Intellectual Property or any such product or service.

(d) The Company and its Subsidiaries own and have good and exclusive title to, or have licenses to, each item of material Company Intellectual Property (taken together, sufficient for the conduct of the Company’s and its Subsidiaries’ business as currently conducted), free and clear of any Lien (excluding licenses and related restrictions), and the Company and its Subsidiaries are the exclusive owner or a licensee of all material Trademarks used by the Company or such Subsidiaries, as applicable, including material Trademarks used in connection with the sale of any products or the provision of any services of the Company and its Subsidiaries, free and clear of all Liens (excluding licenses and related restrictions).

(e) The Company and its Subsidiaries own exclusively and have good title to all material copyrighted works used by the Company and its Subsidiaries that (i) are products of the Company and its Subsidiaries or (ii) the Company and its Subsidiaries otherwise expressly purport to own, free and clear of all Liens. Schedule 5.20(e) lists all works of original authorship used by the Company or any of its Subsidiaries and prepared by or on behalf of the Company and its Subsidiaries (including software programs) by title, version number, author(s) and publication date (if any), regardless of whether the Company or any of its Subsidiaries has obtained or is seeking a copyright registration for such works.

(f) To the extent that material Company Intellectual Property has been developed or created by a third party for the Company or any of its Subsidiaries, the Company or a Subsidiary of the Company has a written agreement with such third party with respect thereto and the Company or such Subsidiary, as applicable, thereby either (i) has obtained ownership of and is the exclusive owner of or (ii) has obtained a license (sufficient for the operations of the Company or such Subsidiary as currently conducted) to, such third party’s Intellectual Property in such work, material or invention by operation of law, by valid assignment or by such license. The Company has provided copies of all written agreements documenting ownership by Company or any of its Subsidiaries for material Company-Owned Intellectual Property.

(g) Schedule 5.20(g) contains a list of (i) all material license agreements pursuant to which material Intellectual Property used in the Business of the Company or any of its Subsidiaries is licensed to the Company or any of its Subsidiaries (other than Company Licensed Software) and (ii) all material license agreements (other than licenses to customers, distributors, dealers, resellers, sales representatives, suppliers, vendors, consultants, contractors or other business relationships in the ordinary course of business) pursuant to which the Company or any of its Subsidiaries (A) has licensed to any third party any material Company-Owned Intellectual Property or (B) has licensed to any third party any material In-Licensed Company Intellectual Property. To the Company’s Knowledge, (x) all such licenses are valid, binding and enforceable between the Company or any of its Subsidiaries and the other parties thereto, and (y) the Company or any of its Subsidiaries and such other parties are not in material breach of the terms and conditions of such licenses.

(h) To the Company’s Knowledge, the operations of the Company and its Subsidiaries as currently conducted, including the Company’s and its Subsidiaries’ design, development, marketing and sale of the products or services of the Company and its Subsidiaries (including with respect to products currently under development), have not and do not infringe or misappropriate in any material manner the Intellectual Property of any third party or, to the Company’s Knowledge, constitute unfair competition or trade practices under the Laws of any jurisdiction in which the Company or any of its Subsidiaries currently conduct the Business.

(i) Except as provided in Schedule 5.20(i), the Company has no Knowledge of, and has not received written notice from any third party, that the operation of the Company and its Subsidiaries as it is currently conducted, or any act, product or service of the Company and its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party in any material manner or constitutes unfair competition or trade practices under the Laws of any jurisdiction in which the Company or its Subsidiaries currently conduct the Business.

(j) To the Company’s Knowledge, no Person has or is infringing or misappropriating any Company-Owned Intellectual Property.

(k) The Company and its Subsidiaries have taken reasonable steps to protect the rights of the Company and its Subsidiaries in the Confidential Information and any trade secret or confidential information of third parties used by the Company and its Subsidiaries, and, without limiting the generality of the foregoing, the Company and its Subsidiaries have enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement concerning Confidential Information in substantially the form provided to Purchaser, and, except under confidentiality obligations, there has not been any disclosure by the Company or any its Subsidiaries of any Confidential Information or any such trade secret or confidential information of third parties.

(l) Neither the Company nor any of its Subsidiaries owns any patents, patent applications or patent rights that are used in the conduct of the Business as of the date of this Agreement.

Section 5.21 Software.

(a) Schedule 5.21(a) sets forth a true and complete list of: (i) the Company Proprietary Software; (ii) material Company Licensed Software (other than Company Licensed Software that constitutes Off-The-Shelf Software); and (iii) all material technical documentation relating to the design, development, use or maintenance of Company Proprietary Software used by the Company or any of its Subsidiaries in connection with the Business.

(b) The Company and its Subsidiaries have all right, title and interest in and to all Intellectual Property embodied in the Company Proprietary Software. The Company and its Subsidiaries have developed, or have engaged others to develop on their behalf, the Company Proprietary Software, as described in Section 5.21(d), for the Company’s and its Subsidiaries’ own account, and the Company Proprietary Software is free and clear of all Liens (other than licenses and related restrictions). The use of material Company Software does not breach any term of any license or other Contract between the Company or any its Subsidiaries and any third party. Each of the Company and its Subsidiaries is in compliance with the material terms and conditions of all license agreements in favor of the Company or any of its Subsidiaries relating to material Company Licensed Software. To the Company’s Knowledge, the Company and its Subsidiaries have valid licenses for Company Licensed Software sufficient for the conduct of the Business as currently conducted.

(c) Except as provided in Schedule 5.21(c), the Company Proprietary Software contains no information or materials the source of which is what is commonly referred to in the computer industry as “freeware,” “shareware,” “open source” (e.g., Linux) or similar licensing or distribution models including any software distributed under the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(d) The Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

(e) The Company Proprietary Software does not contain any “back door,” “time bomb,” “trojan horse,” “worm,” “drop dead device,” “virus,” “software lock” or “hardware lock” (as such terms are generally known in the computer industry) or other instructions to intentionally disable or erase the Company Software, except for key and time-out mechanisms disclosed to users.

(f) There are no errors in material Company Proprietary Software other than minor “bugs” or “glitches” that are generally acceptable within industry standards for internally-used software or that otherwise do not materially affect the required functionality of the Company Software except as having been or being remedied as described in Schedule 5.21(f).

(g) The Company Proprietary Software was: (i) developed by the Company’s and its Subsidiaries’ employees working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company or its Subsidiaries as assignee that have conveyed to the Company or its Subsidiaries ownership of all of such Person’s Intellectual Property in the transferred Company Proprietary Software; or (iii) acquired by the Company or its Subsidiaries in connection with acquisitions in which the Company and its Subsidiaries obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to the Company Proprietary Software. Neither the Company nor any of its Subsidiaries has received written notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(h) Neither the Company not any of its Subsidiaries has granted rights in the Company Proprietary Software to any third party.

Section 5.22 Transactions with Affiliates. Except as set forth on Schedule 5.22, no officer or director of the Company or any of its Subsidiaries, no Person who is a Related Party of any such officer or director, no entity in which any such officer, director or Related Party owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), no Affiliate of any of the foregoing and no Affiliate of the Company has any interest in: (a) any Material Contract; or (b) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Business or the Company or any of its Subsidiaries. Schedule 5.22 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate of the Company or any of its Subsidiaries, on the one hand, to the Company or any of its Subsidiaries, on the other hand.

Section 5.23 Undisclosed Payments; Amounts Owed to FDC Sellers. None of the Company, any of its Subsidiaries or the officers or directors of the Company and its Subsidiaries, or anyone acting on behalf of any of them, has made or received any payment not correctly categorized and fully disclosed in the Company’s or its Subsidiaries’ books and records in connection with the Business in violation in any material respect with applicable Law. Except as set forth in Schedule 5.23, neither the Company nor any of its Subsidiaries owes, or is obligated to pay, any of the FDC Sellers or their Affiliates any amount.

Section 5.24 Customer and Supplier Relations. Schedule 5.24 contains a complete and accurate list of the names and addresses of the twenty (20) largest suppliers and twenty (20) largest customers of the Company and its Subsidiaries (by dollar volume) for the twelve (12) months ended April 30, 2014. The Company and its Subsidiaries maintain good working relations in the ordinary course of business consistent with past practice with each of such customers and suppliers and, to the Company’s Knowledge, no event has occurred that has adversely affected, or could reasonably be expected to adversely affect, the Company’s or any of its Subsidiaries’ relations with any such customer or supplier in any material respect. Except as set forth on Schedule 5.24 or in the ordinary course of business consistent with the past practice of the Company regarding pricing or credit terms, no such customer (or former customer) or supplier (or former supplier) during the prior twelve (12) months has canceled, terminated or made any written threat which could reasonably be expected to result in the cancelation or termination of any of such customer’s or supplier’s Contracts, as applicable, with the Company or its Subsidiaries or in a material decrease of such customer’s usage of the Company’s or its Subsidiaries’ services or products or in a material decrease of such supplier’s supply of services or products, as applicable. The Company has no Knowledge, and neither the Company or any of its Subsidiaries has received any written notice to the effect that any current material customer or material supplier may terminate or alter its business relations with the Company and its Subsidiaries as a result of the transactions contemplated hereby.

Section 5.25 Notes and Accounts Receivable.

(a) Notes. There are no notes receivable of the Company or any of its Subsidiaries owing by any director, officer or employee of the Company or any of its Subsidiaries or by any of the Sellers.

(b) Accounts Receivable. The Sellers have delivered to Purchaser a true and complete schedule of the Receivables showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is true and complete as of its date. Except as set forth on Schedule 5.25(b), all Receivables shall be reflected in the calculation of the Final Closing Working Capital (net of any reserves shown thereon, which reserves shall be established in accordance with the past practices of the Company and its Subsidiaries) and (i) represent monies due for goods sold and delivered or services rendered in the ordinary course of business, and (ii) to the Knowledge of the Company, are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien, other than customer returns and customer rebates consistent in amount and nature with past practices of the Company. Neither the Company nor any of its Subsidiaries has factored any of its Receivables.

(c) Accounts Payable. The Sellers have delivered to Purchaser a true and complete schedule of the accounts payable of the Company and its Subsidiaries (the “Payables”) showing the amount of each Payable and an aging of amounts due thereunder, which schedule is true and complete in all material respects as of its date. The Payables of the Company and its Subsidiaries reflected on the Balance Sheet (or that are reflected on the calculation of the Final Closing Working Capital) arose from bona fide transactions in the ordinary course of business.

Section 5.26 Material Permits. Schedule 5.26 is a true and complete list of all material Permits held by the Company and its Subsidiaries and constitutes all of the Permits that are required to be held or possessed by the Company or its Subsidiaries in connection with the conduct of the Business in accordance with all applicable federal, state, local and foreign Laws in all material respects or necessary to enable them to carry on their respective operations as presently conducted in all material respects, including with respect to the development, testing, manufacture, packing, packaging, holding, labeling, sale and distribution of its Products (collectively, the “Material Permits”). All Material Permits are valid, binding and in full force and effect. Since December 31, 2012, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Material Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination of or modification to any Material Permit. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any Material Permit. The Company has taken all reasonably necessary action to maintain each Material Permit. No loss or expiration of any Material Permit is pending or, to the Company’s Knowledge, threatened (other than expiration upon the end of any term). Except as set forth on Schedule 5.26, all Material Permits related to the Business are held solely in the Company’s or a Subsidiary of the Company’s name.

Section 5.27 FDA and Regulatory Compliance.

(a) The Company, its Subsidiaries and the current products manufactured by the Company and its Subsidiaries (under their own brands or, with the limitations specified in the paragraphs below, for third parties) and, to the extent applicable, any products sold or distributed by the Company or its Subsidiaries (under their own brands or, with the limitations specified in the paragraphs below, for third parties) within five (5) years prior to the date of this Agreement (collectively, the “Products”) were and are in compliance in all material respects with all applicable provisions in effect as of such time of (i) the Federal Food, Drug, and Cosmetic Act (the “FDC Act”), (ii) the regulations and requirements adopted by the Food and Drug Administration (the “FDA”) pursuant to the FDC Act, (iii) federal, state and local Laws and requirements pertaining to food, dietary supplement or drug products, and their respective establishments, as applicable, including the Federal Trade Commission Act and California’s Proposition 65 and (iv) any comparable foreign Laws, regulations and requirements (collectively, clauses (i) through (iv), the “FDA and Similar Requirements”); provided, that with respect to subsection (iii) above such compliance shall be limited to Products sold or distributed either (A) under one of the Company’s or its Subsidiaries’ own brands, or (B) by a third party that has notified the Company (including by way of inclusion of such fact in any agreement, contract or purchase order with such third party) that such Product will be sold in or distributed to the State of California (as set forth on Schedule 5.27). To the Company’s Knowledge, the Products, as manufactured, labeled, packed, packaged, stored, sold and distributed by the Company or any of its Subsidiaries (in each case under its own brand or third-party brands) were, during the five (5) years prior to the date of this Agreement, and are in material compliance with the adulteration and misbranding provisions of said Laws, and the Products, as manufactured, sold, or distributed by the Company or any of its Subsidiaries (in each case under its own brand or third-party brands) do not contain or constitute articles prohibited from introduction into interstate commerce under the FDC Act. Schedule 5.27 sets forth a true and complete list of all Products the sales of which have generated in excess of $100,000 for the Company and its Subsidiaries during calendar year 2013.

(b) To the extent any Product manufactured in the United States has been exported to a foreign country and is sold or distributed either (i) under one of the Company’s or its Subsidiaries’ own brands, or (ii) by a third party that has notified the Company of the country(ies) to which it will be exporting the Product (as set forth on Schedule 5.27), each of the Company and its Subsidiaries has exported such Product in compliance in all material respects with applicable United States federal, state and local Laws, regulations and requirements. To the extent that the Company or any of its Subsidiaries manufactures, packs, packages, labels, stores, sells or distributes Products in foreign countries, each of the Company and such Subsidiaries is in compliance in all material respects with the Laws and requirements of the foreign countries in which they manufacture, pack, package, label, store, sell or distribute Products and is not in violation in any material respect of any applicable provision of foreign Law relating to the Company’s or its Subsidiaries’ Business or the manufacture, packing, packaging, labeling, storage, distribution, certification or sale of the Products. To the extent that any Product or raw material or component of a Product is manufactured outside the United States and is imported into the United States, each of the Company and its Subsidiaries has imported such Products in compliance in all material respects with applicable Laws, and all such imported Products, raw materials and components meet in all material respects federal, state, local Laws, regulations and requirements.

(c) Except as set forth on Schedule 5.27, all manufacturing operations performed by the Company and its Subsidiaries are being conducted in compliance in all material respects with the FDA’s current good manufacturing practice regulations for food and dietary supplements and requirements for the Products, including the Food Safety Modernization Act and its implementing regulations and, to the extent applicable, for Products sold or distributed either (i) under one of the Company’s or its Subsidiaries’ own brands, or (ii) by a third party that has notified the Company of the country(ies) to which it will be exporting the Product (as set forth in Schedule 5.27), comparable counterpart Laws, regulations, and requirements in the European Union, Canada and other countries where compliance by the Company and its Subsidiaries is required.

(d) Except as set forth on Schedule 5.27, during the five (5) years preceding the date of this Agreement, there have been no recalls, corrective actions or seizures initiated or other adverse regulatory actions taken by the FDA or any other Governmental Entity with respect to any of the Products or facilities where any such Products are manufactured, processed, packed, packaged, stored or labeled; provided that with respect to facilities not operated by the Company and its Subsidiaries, the foregoing representation is made to the Knowledge of the Company. Neither the Company nor any of its Subsidiaries has either voluntarily, or at the request of any Governmental Entity, initiated or participated in a recall (voluntary or mandatory) or market withdrawal (as such terms are defined under the FDC Act and the FDA’s implementing regulations and requirements) with respect to any Product or provided post-sale warnings regarding any Product, except as set forth on Schedule 5.27.

(e) Neither the Company nor any of its Subsidiaries has sent or received any written correspondence to or from any Governmental Entity with respect to a contemplated or ongoing actual recall, withdrawal or suspension from the market of any Product. The Company has made available to Purchaser, and sets forth on Schedule 5.27, every written complaint and written notice of alleged defect or adverse event with respect to the Products that has been received by the Company or any of its Subsidiaries within the past three (3) years. The Company has made available to Purchaser all correspondence to or from a Governmental Entity within the past five (5) years relating to any Product or facility.

(f) All written and electronically delivered filings with, and submissions to, the FDA or any corollary Governmental Entity in any other jurisdiction made by the Company or any of its Subsidiaries with regard to the Products were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(g) Except as set forth on Schedule 5.27, neither the Company nor any of its Subsidiaries has been during the five (5) years preceding the date of this Agreement the subject of any audit, examination or, to the Knowledge of the Company, investigation by the FDA or any other similar Governmental Entity for the purpose of (i) contesting the manufacture, packing, packaging, storage, sale, distribution or labeling practices of any of the Products sold by the Company or any of its Subsidiaries or (ii) otherwise alleging any violation of applicable Laws by the Company or any of its Subsidiaries.

(h) Except as set forth on Schedule 5.27, during the five (5) years preceding the date of this Agreement, (i) no written notice, citation, summons or order has been received by the Company or any of its Subsidiaries with respect to any Product, (ii) no complaint has been filed and served on the Company or any of its Subsidiaries alleging a Product defect or a violation of Law with respect to the manufacture, sale, packing, packaging, labeling, storage, certification or distribution of a Product, (iii) no penalty has been assessed against the Company or any of its Subsidiaries, written notice of which the Company or any of its Subsidiaries has received and (iv) to the Knowledge of the Company, no investigation or review is pending or threatened with respect to the Company or any of its Subsidiaries (A) with respect to a material violation by the Company or any of its Subsidiaries of any Law relating to the Business or the manufacture, sale, packing, packaging, labeling, storage, certification or distribution of a Product or (B) with respect to any failure to obtain or default, or written notice of an event with respect to which the passage of time would become a default, with respect to any Material Permit.

Section 5.28 Sale of Products; Performance of Services.

(a) The Products (i) are manufactured in material compliance with Law and legal requirements; (ii) may be introduced into interstate commerce in the United States and (iii) do not contain articles which may not, under the provisions of section 404, 505, or 512 of the FDC Act, be introduced into interstate commerce; (iv) are manufactured in conformity with the applicable formulae and specifications and in material compliance with good manufacturing practices; and (v) are tested in accordance with established protocol sufficient to release the applicable Products for sale in accordance with applicable legal requirements.

(b) Except as set forth on Schedule 5.28, each Product that has been sold, licensed or distributed by the Company and its Subsidiaries to any Person:

(i) conformed and complied in all material respects with (A) the terms and requirements of any applicable warranty or other Contract, subject to product returns not exceeding the Company’s and its Subsidiaries’ historical warranty reserves, and (B) all applicable Laws;

(ii) was free of any defects or deficiencies at the time of sale that would reasonably be likely to result in a safety concern under applicable Laws; and

(iii) complied in all material respects with all applicable federal, state and local Laws and requirements, and, for those Products listed in Schedule 5.27, any comparable foreign Laws and requirements, in each case as such Laws apply to food, dietary supplements or drug products, and their respective establishments.

(c) Except as set forth on Schedule 5.28, no customer or other Person has asserted in writing any claim against the Company or any of its Subsidiaries of any material breaches of warranty or product liability, subject to warranty claims in the ordinary course of business that have not materially exceeded the Company’s and its Subsidiaries’ historical warranty reserves.

Section 5.29 Brokers, Finders and Investment Bankers. Except as set forth on Schedule 5.29, none of (a) the Company, (b) any of its Subsidiaries, (c) any officer, member, director or employee of the Company or its Subsidiaries, (d) any Affiliate of the Company or any of its Subsidiaries or (e) any of the Sellers has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.30 Bank Accounts. Schedule 5.30 sets forth a true, correct and complete list and description of any bank account used the Company or any of its Subsidiaries, together with the authorized signatories for such accounts.

Section 5.31 No Implied Representations. The Company acknowledges that Purchaser is making no representation or warranty whatsoever, express or implied, beyond those expressly given in Article VI. Notwithstanding the foregoing, any claims involving fraud, intentional misrepresentation, willful misconduct or breach of any covenant contained in this Agreement on the part of Purchaser or any of its Affiliates shall not be precluded, impacted or otherwise affected by this Section 5.31.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as follows:

Section 6.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority and all governmental licenses, authorizations, permits, consents and approvals to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2 Authorization. Purchaser has full company power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary company action on the part of Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 6.3 Absence of Restrictions and Conflicts. Except as set forth on Schedule 6.3, the execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, in each case, by Purchaser, do not or will not (as the case may be):

(a) violate or conflict with the organizational documents of Purchaser; or

(b) require Purchaser to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any written notices to, any Governmental Entity or any other Person.

Section 6.4 Brokers, Finders and Investment Bankers. Except as set forth on Schedule 6.4, none of (i) Purchaser, (ii) any Affiliate of Purchaser, or (iii) any officer, member, director or employee of Purchaser or any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 6.5 Financial Ability. Purchaser has cash available to it or has existing undrawn borrowing facilities available to it that are sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement.

Section 6.6 Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or, to the Knowledge of Purchaser, investigation pending or threatened against, relating to or involving Purchaser by or before any Governmental Entity that would adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement. Purchaser is not subject to any Order of any Governmental Entity, other than Orders of general applicability.

Section 6.7 Independent Investigation. Purchaser hereby acknowledges that (a) is has conducted and completed its own investigation, analysis and evaluation of the Company and its Subsidiaries, (b) it has made all such reviews and inspections of the financial condition, Business, results of operations, properties, assets and prospects of the Company and the Subsidiaries as it has deemed necessary or appropriate, (c) it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company or the Sellers and has received responses it deems adequate and sufficient to all such requests for information, and (d) in making its decision to enter into this Agreement and to the consummate the transactions contemplated hereby, it has relied solely on (i) its own investigation, analysis and evaluation of the Company and its Subsidiaries and (ii) the representations, warranties, covenants and agreements of the Sellers and the Company contained in this Agreement.

Section 6.8 No Implied Representations. Purchaser acknowledges that (a) Sellers are making no representations or warranties whatsoever, express or implied, beyond those expressly given in Article IV and (b) the Company is making no representations or warranties whatsoever, express or implied, beyond those expressly given in Article V (including, in each case, as such relate to the accuracy or completeness of any information, documents or material made available by the Sellers, the Company or its Subsidiaries or any other Person to Purchaser and its representatives in certain virtual or physical “data rooms”, management presentations or in any other form in connection with the transactions contemplated hereby). Notwithstanding the foregoing, any claims involving fraud, intentional misrepresentation, willful misconduct or breach of any covenant contained in this Agreement on the part of the Sellers, the Company or any of their respective Affiliates shall not be precluded or otherwise affected by this Section 6.8.

ARTICLE VII

CERTAIN COVENANTS AND AGREEMENTS

Section 7.1 Conduct of Business by the Company and its Subsidiaries.

(a) For the period commencing on the date of this Agreement and ending on the Closing Date, the Sellers shall cause the Company and its Subsidiaries to, except as expressly required by this Agreement and except as otherwise consented to in advance in writing by Purchaser (such consent not to be unreasonably conditioned, withheld or delayed):

(i) conduct their businesses in the ordinary course on a basis consistent with past practice and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment with respect to the Company or any of its Subsidiaries, except those in the ordinary course of business and not otherwise prohibited under this Section 7.1;

(ii) use commercially reasonable efforts to preserve intact the goodwill and business organization of the Company and its Subsidiaries, keep the officers and employees of the Company and its Subsidiaries available to Purchaser and preserve the relationships and goodwill of the Company and its Subsidiaries with customers, distributors, suppliers, employees and other Persons having business relations with the Company and its Subsidiaries;

(iii) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or assets or the conduct of its Business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect;

(iv) duly and timely file or cause to be filed all material reports and Tax Returns required to be filed (taking into account any extensions of time to file Tax Returns that have been properly received) with any Governmental Entity and promptly pay or cause to be paid when due all material Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(v) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all of the Company’s and its Subsidiaries’ assets, including all buildings, offices, shops and other structures located on the Real Property, and all equipment, fixtures and other tangible personal property located on the Real Property;

(vi) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

(vii) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company and its Subsidiaries;

(viii) maintain supplies and Inventory at levels that are in the ordinary course of business and consistent with past practice;

(ix) perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under, any Material Contract;

(x) continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with the Company’s and its Subsidiaries’ past practice; and

(xi) continue its cash management practices in the ordinary course of business consistent with past practice.

(b) Without limiting the generality of the foregoing, for the period commencing on the date of this Agreement and ending on the Closing Date, except as expressly required by this Agreement and except as otherwise consented to in advance in writing by Purchaser (such consent not to be unreasonably conditioned, withheld or delayed), the Sellers shall not permit the Company or any of its Subsidiaries to:

(i) authorize for issuance or issue, sell or deliver any additional Equity Interests, or issue or grant any right, option or other commitment for the issuance of Equity Interests, or split, combine, recapitalize, reclassify or make any similar change to any Equity Interests, except for the issuance of the Class B Units in connection with the execution of this Agreement, pursuant to the Company Operating Agreement or the Class B Unit Grant Documents;

(ii) amend or modify its organizational documents in any manner that would or could have a material impact on the Company or its Subsidiaries or the ability of the Company or the Sellers to consummate the transactions contemplated by this Agreement;

(iii) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(iv) (A) make any payment to any Related Party or Affiliate other than the payment of salaries in the ordinary course of business or in connection with any current contractual obligations set forth on Schedule 5.22, (B) declare any dividend, pay or set aside for payment any dividend or other distribution with respect to its Equity Interests or (C) make any redemption or purchase of any or its or its Subsidiaries’ Equity Interests;

(v) (A) create any Subsidiary, (B) acquire any Equity Interests of any Person, (C) acquire any equity or ownership interest in any business or entity or (D) make any acquisition of all or any portion of the assets or properties of any business or Person;

(vi) dispose of or permit to lapse any right to the use of any material patent, trademark, trade name, service mark, license or copyright of the Company or any of its Subsidiaries (including any of the material Company-Owned Intellectual Property), or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of the Company not heretofore a matter of public knowledge;

(vii) (A) sell any asset, other than finished goods sold in the ordinary course of business consistent with past practice, (B) create, incur or assume any Indebtedness, but excluding Customer Deposits and, for the avoidance of doubt, borrowings under the Company’s existing credit facility with Fifth Third Bank, (C) grant, create, incur or suffer to exist any Lien on any asset of the Company or any of its Subsidiaries that did not exist on the date of this Agreement, (D) incur any liability or obligation (absolute, accrued or contingent), except in the ordinary course of business consistent with past practice, (E) write off any guaranteed check, note or account receivable other than in the ordinary course of business consistent with past practice, (F) write down the value of any asset or investment on the books or records of the Company or any of its Subsidiaries, except for depreciation and amortization in the ordinary course of business and consistent with past practice and the write-off of obsolete Inventory consistent with the reserves for such Inventory, (G) cancel any debt or waive any material claim or right, (H) make any commitment for any capital expenditure to be made on or following the date of this Agreement in excess of $25,000 in the case of any single expenditure or $100,000 in the case of all capital expenditures, (I) make any loan or loan commitment to any Person, (J) amend or terminate any Material Contract or (K) enter into any Contract that would, if in effect as of the date of this Agreement, be required to be included on Schedule 5.13, except in the ordinary course of business consistent with past practice;

(viii) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, except in the ordinary course of business to the extent consistent with past practice; provided, however, that neither the Company nor any of its Subsidiaries shall take any action described in this Section 7.1(b)(viii) with respect to (A) any manager, officer or director of the Company or any of its Subsidiaries or (B) any Person whose annualized compensation is $100,000 or more or whose compensation for the twelve (12) month period following the Closing Date is expected to be $100,000 or more; provided, further, that the Company and its Subsidiaries shall not be prohibited from paying bonuses in the ordinary course of business consistent with past practice;

(ix) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of its employees or consultants, whether past or present, except in the ordinary course of business to the extent consistent with the past practice of the Company and its Subsidiaries; provided, however, that neither the Company nor any of its Subsidiaries shall take any action described in this Section 7.1(b)(ix) with respect to

(A) any manager, officer or director of the Company or any of its Subsidiaries or (B) any Person whose annualized compensation is $100,000 or more or whose compensation for the twelve (12) month period following the Closing Date is expected to be $100,000 or more;

(x) adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(xi) enter into any new collective bargaining agreement or any other Contract or agreement with any labor union;

(xii) amend or terminate any existing Employment Agreement or enter into any new Employment Agreement;

(xiii) pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(xiv) make, rescind or change any Tax election, change any Tax accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim, assessment or liability, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(xv) increase any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice); and

(xvi) authorize, or commit or agree to take, actions or omissions inconsistent with the foregoing.

(c) The Sellers shall not, and shall cause the Company and its Subsidiaries not to, take any action that would, or that could reasonably be expected to, result in any representation or warranty of any of the Sellers set forth in this Agreement to become untrue.

Section 7.2 Inspection and Access to Information. Upon reasonable request, subject to applicable Laws relating to the exchange of information, during the period commencing on the date of this Agreement and ending on the Closing Date, the Sellers shall, and shall cause the Company, its Subsidiaries and their respective officers, directors, employees, auditors and agents to, provide Purchaser and its accountants, investment bankers, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of its premises, employees (including executive officers), properties, Contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) and shall cause the Company’s officers to furnish to Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Company and its Subsidiaries and otherwise fully cooperate with the conduct of due diligence by Purchaser and its representatives; provided, however, that such access and requests shall not unreasonably interfere with the business or operations of the Sellers, the Company or the Subsidiaries; provided, further, that the Sellers, the Company or its Subsidiaries shall not be obligated to provide such access or information if they determine, in good faith, that doing so would (a) cause significant competitive harm to the Business, the Company or the Subsidiaries if the transactions contemplated by this Agreement are not consummated; provided, however, that, prior to withholding any such access or information, the Sellers, the Company or its Subsidiaries, as applicable, must first determine, in good faith, that such harm cannot be avoided through the implementation of customary “firewall” mechanisms, nondisclosure agreements or other similar measures, (b) violate, or reasonably be expected to violate, applicable Laws or a Contract or obligation of confidentiality owing to a third party whether such obligation arises contractually, statutorily or otherwise, or (c) jeopardize, or reasonably be expected to jeopardize, the protection of any attorney-client privilege or require any third party consent. Until the Closing, the information provided will be subject to the terms of the Confidentiality Agreement.

Section 7.3 Notices of Certain Events.

(a) Between the date of this Agreement and the Closing, each Party, as applicable, shall promptly notify the other Parties in writing of:

(i) any change, event or action that, individually or in the aggregate, has had or could reasonably be expected to (A) have a Material Adverse Effect, (B) result in any representation or warranty of such Party under this Agreement being inaccurate in any material respect or (C) result in a breach of any covenant of such Party contained in this Agreement or the failure to satisfy any condition specified in Article VIII;

(ii) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iv) any action, suit, claim, investigation or proceeding commenced or, to the Sellers’ Knowledge or Company’s Knowledge, as applicable, threatened against, relating to or involving or otherwise affecting the Company, any of its Subsidiaries or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.4 or Section 5.11, as applicable, that relates to the consummation of the transactions contemplated by this Agreement; and

(v) (A) the damage or destruction by fire or other casualty of any asset or part thereof of the Company or any of its Subsidiaries or (B) any asset or part thereof becoming the subject of any proceeding (or, to the Sellers’ Knowledge, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

(b) Except as otherwise provided in Section 7.10, the Sellers hereby acknowledge that Purchaser does not and shall not waive any right it may have under this Agreement as a result of any notification pursuant to this Section 7.3.

Section 7.4 Interim Financials. As promptly as practicable following each regular accounting period subsequent to the end of the most recent fiscal year and prior to the Closing Date, the Sellers shall cause the Company to deliver to Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes concerning the Company and its Subsidiaries and, if available, unaudited statements of the financial position of the Company and its Subsidiaries as of the last day of each accounting period and statements of income and changes in financial position of such entity for the period then ended. The Sellers covenant that such interim statements (a) shall present fairly the financial condition of the Company and its Subsidiaries and the related results of their operations for the respective periods then ended and (b) shall be prepared on a basis consistent with prior interim periods.

Section 7.5 No Solicitation of Transactions. The Sellers shall not, and shall direct and cause the Company, its Subsidiaries and Affiliates and their respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants, or other representatives (collectively, the “Company Representatives”) not to, directly or indirectly (a) initiate, discuss, solicit, undertake, authorize, recommend, propose, encourage (including by way of furnishing information or assistance) or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement, whether as the proposed surviving, merged, acquiring or acquired entity or otherwise, with any Person other than Purchaser with respect to a sale of all or any substantial portion of the assets of the Company or any of its Subsidiaries, or a merger, consolidation, business combination, sale of all or any substantial portion of the Equity Interests of the Company or any of its Subsidiaries, or the liquidation or similar extraordinary transaction with respect to the Company or any of its Subsidiaries (any such matters, an “Acquisition Transaction”), (b) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company and its Subsidiaries in connection with an Acquisition Transaction or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Sellers shall notify Purchaser in writing within two (2) Business Days of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Sellers, the Company, any of its Subsidiaries or any of the Company Representatives may receive relating to any of such matters. In the event such inquiry or proposal is in writing, the Sellers shall deliver to Purchaser a copy of such inquiry or proposal together with such written notice. The Sellers and the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser or its Affiliates or any of their respective directors, officers, employees, representatives or other agents) conducted heretofore with respect to any potential Acquisition Transaction.

Section 7.6 Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each Party shall use their best efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Outside Date, in accordance with the terms of this Agreement and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any reasonable step required to be taken as a part of its obligations hereunder, including the following:

(a) With respect to the transactions contemplated by this Agreement, each Party shall use its commercially reasonable efforts to promptly: (i) obtain from the Governmental Entities the consents or approvals necessary to consummate the transactions contemplated by this Agreement; (ii) provide the other Parties with copies of any written correspondence, filings or communications between it (or any Affiliate or representative thereof) and any Governmental Entity; (iii) notify the other Parties of any oral communication that such Party (or any Affiliate or representative thereof) receives from any Governmental Entity; (iv) permit the other Parties to review in advance, to the extent permitted by Law, any proposed communication to any Governmental Entity; and (v) coordinate and cooperate with the other Parties in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. No Party shall participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless, to the extent not prohibited by applicable Law, it consults with the other Parties in advance and, to the extent permitted by such any Governmental Entity, gives the other Parties the opportunity to attend and participate in such meeting. Nothing in this Agreement shall require any Party or any of its Affiliates to take any action, including entering into any consent decree, hold separate orders or other arrangements, that requires the divestiture of any asset of such Party or any of its Affiliates, or limits the freedom of action of such Party or any of its Affiliates with respect to, or its ability to retain any of its or any of its Affiliates’ assets or businesses, or in such Party’s reasonable judgment would be expected to have a material adverse impact on any of its or its Affiliates’ businesses or the Business, either individually or in the aggregate.

(b) The Sellers shall, and shall cause the Company’s Subsidiaries to, give those notices to third parties, and use their best efforts to obtain those third party consents and waivers, in each case, set forth on Schedule 7.6(b) (the “Closing Consents and Notices”).

(c) If after the Closing, any of the Sellers holds any assets of the Company or any of its Subsidiaries, such Seller shall promptly transfer (or cause to be transferred) such assets to Purchaser. Prior to any such transfer, such Seller shall hold such assets in trust for Purchaser. After the Closing, the Sellers shall promptly deliver to Purchaser any mail (physical, electronic or otherwise), facsimile or other correspondence or communication received by the Sellers to the extent related to the Company or any of its Subsidiaries, including any such correspondence or communication from any customer, supplier or Governmental Entity. The Sellers shall refer all customer inquiries relating to the Company or any of its Subsidiaries to Purchaser from and after the Closing.

The Parties acknowledge and agree that nothing contained in this Section 7.6 shall limit, expand or otherwise modify in any way any covenants or efforts standard(s) expressly applicable to a Party’s obligations under this Agreement.

Section 7.7 Minority Class B Holders Purchase Agreements.

(a) Concurrently with the execution of this Agreement, the Sellers and the Company have caused each of the Minority Class B Holders to execute a minority purchase agreement with Purchaser and the Sellers pursuant to which such Minority Class B Holder agrees to convey, transfer and assign to Purchaser, and Purchaser has executed such minority purchase agreement and agrees to purchase from such Minority Class B Holder, all of such Minority Class B Holder’s Class B Units on the Closing Date, which minority purchase agreement shall be substantially in the form attached hereto as Exhibit E (each, a “Minority Purchase Agreement”). Pursuant to each Minority Purchase Agreement, the respective Minority Class B Holder signatory thereto has appointed the Seller Representative as its attorney-in-fact pursuant to an irrevocable power of attorney, coupled with an interest (each, a “Minority Class B POA”), with all power and authority necessary to consummate the transactions contemplated by such Minority Purchase Agreement, including the execution and delivery of any and all documents, certificates or other closing deliveries on behalf of such Minority Class B Holder in connection with such Minority Purchase Agreement. If any Minority Class B Holder does not consummate the transactions contemplated by his or her Minority Purchase Agreement in accordance with its terms (any such Minority Class B Holder, a “Holdout Minority Class B Holder”), then (i) the Seller Representative shall execute and deliver on behalf of such Holdout Minority Class B Holder any and all documents or other instruments necessary to consummate the transactions contemplated by the applicable Minority Purchase Agreement, including the conveyance to Purchaser of all of such Minority Class B Holder’s Class B Units, pursuant to his or her respective Minority Class B POA, and (ii) to the extent the Seller Representative has been (A) enjoined from exercising its rights under such Minority Class B POA pursuant to a temporary restraining order, preliminary or permanent injunction granted by a court of competent jurisdiction, or (B) advised by counsel to the Seller Representative that such Minority Class B POA has been effectively rescinded or terminated, then, upon Purchaser’s written request to MBF

Acquisition, MBF Acquisition shall exercise the Company Drag-Along Rights as the “Transferring Member” (as defined in the Company Operating Agreement) under the Company Operating Agreement and shall cause such Holdout Minority Class B Holder to convey, transfer and assign all of such Holdout Minority Class B Holder’s Class B Units on the Closing Date in accordance with the terms of the Company Operating Agreement. MBF Acquisition shall take all actions required of the Transferring Member under the terms of the Company Operating Agreement in connection with the preceding sentence and, as promptly as practicable, shall provide Purchaser written notice of any objections raised by any such Holdout Minority Class B Holder. In furtherance of the obligations set forth in this Section 7.7, the Sellers shall take any and all actions necessary, including pursuing through litigation a remedy, including specific performance or injunctive relief, to cause each Minority Class B Holder to fully comply with their respective obligations under the applicable Minority Purchase Agreement and Company Operating Agreement and to sell all of such Minority Class B Holder’s Class B Units to Purchaser on the Closing Date, and shall keep Purchaser reasonably and promptly apprised of any material developments relating thereto.

(b) Purchaser shall cooperate with the Sellers in connection with the Sellers’ obligations set forth in Section 7.7(a), and the Sellers shall reimburse Purchaser for any fees, costs and expenses reasonably incurred thereby in connection therewith; provided, however, that prior to Purchaser making any purchase price payment to any Holdout Minority Class B Holder in excess of the amount contemplated under the applicable Minority Purchase Agreement, Purchaser shall obtain the Seller Representative’s written consent (which consent shall not be unreasonably conditioned, withheld or delayed).

Section 7.8 Acquisition of Joint Venture Interest. If BNI fails or refuses to consummate the transactions contemplated by the Betancourt Purchase Agreement in accordance with its terms, the Company shall take any and all actions necessary, including pursuing through litigation a remedy, including specific performance or injunctive relief, to cause BNI to fully comply with its obligations under the Betancourt Purchase Agreement and to cause BNI to convey, transfer and assign the fifty percent (50%) limited liability company interest in Betancourt owned by BNI to the Company on or before the Closing Date. Alternatively, in lieu of the litigation contemplated in the preceding sentence and upon Purchaser’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), the Company may elect to exercise its rights under the Betancourt Operating Agreement to cause Betancourt to convey, transfer and assign one hundred percent (100%) of the assets of Betancourt to Purchaser on the Closing Date. If the Company is unable to consummate the transactions contemplated by the Betancourt Purchase Agreement, the Company will have satisfied its obligations to Purchaser under this Section 7.8 upon the consummation of the conveyance, transfer and assignment of assets from Betancourt to Purchaser in the manner set forth above, the purchase price for which the Parties agree shall be determined by the Company (which, for the avoidance of doubt, shall not limit or otherwise modify the Company’s obligation to consummate such conveyance, transfer and assignment of assets). For the avoidance of doubt, any amounts paid to BNI either directly or indirectly on account of the consummation of the Betancourt Purchase Agreement or the conveyance, transfer and assignment of assets by Betancourt to Purchaser shall be paid from Purchase Price proceeds, and no other payment or additional consideration on the part of Purchaser shall be required as a result of the Joint Venture Acquisition.

Section 7.9 Public Announcements. Except as may otherwise be mutually agreed to by the Seller Representative and Purchaser, other than Purchaser’s press release (which shall be in a form reasonably acceptable to the Sellers) and analysts’ call following the execution of this Agreement, no other press release, public announcement or statement, advertisement, interview (or other discussion with any reporter or member of the media) related to this Agreement or the transactions contemplated herein shall be issued or made by any Party or Affiliate thereof without the joint approval of Purchaser and the

Seller Representative; provided, however, that the provisions of this Section 7.9 shall not prohibit (i) any disclosure or filing required by any applicable Law (including any federal securities laws or stock exchange listing requirements); provided, however, that, if such disclosure or filing is made by Purchaser, Sellers or their respective Affiliates in order to comply with federal or state securities laws, at least four (4) Business Days prior to making such disclosure or filing (to the extent practicable), Purchaser or Sellers, as the case may be, shall provide the Seller Representative or Purchaser, as the case may be, with a draft of such disclosure or filing and an opportunity to comment thereon before such disclosure or filing is made, (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, (iii) Purchaser or its Affiliates from making disclosures in connection with discussions, questions or comments or otherwise in connection with investor relations matters (iv) any disclosure that is consistent with Purchaser’s press release, any analyst calls, or any publicly available information in connection with subclause (i) or (iii) of this Section 7.9 (provided, however, that such disclosure shall be subject to the prior approval of Purchaser, which approval shall not be unreasonably conditioned, withheld or delayed), (v) any disclosure by MBF Acquisition or its Affiliates to direct and indirect investors in MBF Acquisition or an Affiliate as required by applicable Law, or (vi) the Company from making any announcement to its employees, customers, suppliers and other business relationships to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable.

Section 7.10 Supplements to Schedules. From the date hereof through the Closing, the Sellers shall promptly supplement or amend the Schedules that they have delivered (a) with respect to any matter first existing or occurring following the date of this Agreement that (i) if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or (ii) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby (each, a “Schedule Update”) and (b) to the extent necessary to correct any information in the Schedules that was inaccurate as of the date hereof. No such supplement or amendment to any Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 8.1 or the obligations of any of the Sellers under Article XI, except that, to the extent that any such Schedule Update discloses a matter existing or that has occurred that, individually or together with any other Schedule Update, has not and would not reasonably be expected to result in Purchaser Losses or any obligation of the Company or its Subsidiaries in excess of $150,000 (such Schedule Updates, the “Qualified Schedule Updates”), the Purchaser Indemnified Parties shall not be entitled to indemnification pursuant to Section 11.1(a) or Section 11.1(b) for Purchaser Losses resulting solely from matters that are the subject of such Qualified Schedule Updates and which do not exceed, in the aggregate, $150,000.

Section 7.11 Employee Benefits.

(a) With respect to any Employee Benefit Plans maintained by Purchaser or any Affiliate of Purchaser (the “Purchaser Employee Benefit Plans”) in which any employees of the Company or any of its Subsidiaries participates on or after the Closing, Purchaser or its Affiliate, as applicable, shall: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent that such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) use commercially reasonable efforts to provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Company’s employees with the Company or any Subsidiary, as applicable, for all purposes (including for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any Purchaser Employee Benefit Plan in which such employees may be eligible to participate after the Closing; provided, however, that foregoing shall not apply to the extent it would result in a duplication of benefits. This Section 7.11(a) shall survive the Closing. Nothing in this Section 7.11(a) shall create any third-party beneficiary right in any Person other than the Parties, including any employee (or any representative thereof), or create any right to continued employment with Purchaser, the Company, any Subsidiary or any of their respective Affiliates. Nothing in this Section 7.11(a) shall constitute an amendment to any Employee Benefit Plan or Purchaser Employer Benefit Plan or any other plan or arrangement covering employees or shall prevent the amendment or termination of any such Employee Benefit Plan or Purchaser Employee Benefit Plan, plan or arrangement.

(b) The Company or its Subsidiaries, as applicable, shall make all contributions and payments of premiums to or in respect of the applicable Company Benefit Plan for the period up to the Closing, even if such contributions or payments of premiums are not otherwise required to be made until a later date.

Section 7.12 Confidential Information. Each of the Sellers and their respective Affiliates shall hold in confidence at all times following the date of this Agreement all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date of this Agreement without the prior written consent of Purchaser, unless legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such information; provided, however, that to the extent a Seller or its respective Affiliate may become so legally compelled they may only disclose such Confidential Information if they shall first have used commercially reasonable efforts to, and, if practicable and legally permissible, shall have afforded Purchaser the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the Confidential Information required to be so disclosed. In the event that such protective order or other remedy is not obtained, the Sellers shall, and shall cause their respective Affiliates to, provide only that limited portion of the Confidential Information it is advised by counsel is legally required and to exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

Section 7.13 Tax Matters.

(a) Indemnification. The Sellers shall jointly and severally pay, reimburse and indemnify the Company, its Subsidiaries, and Purchaser and its Affiliates and defend and hold them harmless from and against any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) resulting from or attributable to (i) any and all Taxes (or the non payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date, (ii) any and all Taxes of any member of an affiliated group of which the Company or any of its Subsidiaries (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502 6 (or any analogous or similar state, local, or foreign Law), (iii) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing. Any claim for indemnification made pursuant to this Section 7.13(a) shall be subject to Sections 11.3, 11.4(b), 11.5(a), 11.5(c), 11.5(e), 11.5(h), 11.5(j), 11.5(k), 11.7, 11.8 and 11.9.

(b) Tax Returns. Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company and its Subsidiaries for all Taxable periods ending on or prior to the Closing Date, and shall permit Purchaser to review, comment on and approve (such approval not to be unreasonably conditioned, withheld or delayed) each such Tax Return prior to filing. Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company and its Subsidiaries for all Taxable periods that include (but do not end on) the Closing Date, and shall permit the Seller Representative to review, comment on and approve (such approval not to be unreasonably conditioned, withheld or delayed) each such Tax Return prior to filing. For purposes of this Section 7.13(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period and (ii) in the case of any Tax based upon or related to income, sales or receipts, be deemed equal to the amount which would be payable in the event the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.

(c) Cooperation on Tax Matters. Purchaser, the Sellers, and the Company and its Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other Person, in connection with the filing of Tax Returns pursuant to this Section 7.13 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Purchaser agrees to cause the Company and its Subsidiaries (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, in the event a Seller so requests, Purchaser shall allow such Seller to take possession of such books and records. Purchaser and the Sellers agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary or appropriate to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne equally by the Sellers and Purchaser. The Sellers shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company of any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, Purchaser and the Companies and its Subsidiaries shall not be bound thereby or have any liability thereunder.

Section 7.14 Customer and Supplier Visits. During the period commencing on the date of this Agreement and ending on the Closing Date, upon reasonable request, the Sellers shall permit, and shall cause the Company and its Subsidiaries to permit, Purchaser to discuss and meet, and shall cooperate in such discussions and meetings, with any material customer or supplier of the Company and its Subsidiaries listed on Schedule 7.14; provided, however, that a senior executive of the Company shall accompany Purchaser’s representative to such meeting and shall participate with Purchaser’s representative in any such discussions. Furthermore, the Sellers shall cause the Company and its Subsidiaries to cooperate with Purchaser in the preparation of a presentation to such customers or suppliers with respect to the Acquisition.

Section 7.15 Books and Records. From and after the Closing, for a period of seven (7) years, Purchaser shall, and shall cause the Company and its Subsidiaries to, provide the Sellers and their authorized representatives with reasonable access, during normal business hours and upon reasonable prior notice, to the books and records (for the purpose of inspection and copying at the Sellers’ expense) of the Company and its Subsidiaries as may be reasonably necessary for (a) the Sellers to prepare and file any Tax Returns or other report or document with any Governmental Entity or (b) any indemnity claim pursuant to the indemnification provisions hereunder; provided, however, that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiaries, (ii) except as necessary for purpose described in clause (a) or (b) above, the Sellers or their authorized representatives maintain the confidentiality of any information delivered to it pursuant to this Section 7.15, (iii) nothing in this Section 7.15 shall require Purchaser to provide access to, or to disclose any information to, the Sellers if such access or disclosure would be in violation of applicable Law or is unrelated to the purposes for which the Sellers are permitted access to such information pursuant to the terms of this sentence and (iv) nothing in this Section 7.15 shall require Purchaser to provide access to, or to disclose any information to, the Sellers to the extent that such information is subject to an attorney/client or work product privilege (provided, however, that Purchaser shall, to the extent that the same may be provided in a fashion consistent with the maintenance of such privilege, make reasonable efforts to provide such information and records reasonably required by the Sellers or any of their representatives). Unless otherwise consented to in writing by the Seller Representative, Purchaser shall not, and shall not permit the Company or its Subsidiaries to, for a period of seven (7) years from and after the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior notice to the Seller Representative and offering to surrender to the Seller Representative such books and records or any portion thereof which Purchaser or the Company or its Subsidiaries may intend to destroy, alter or dispose of.

Section 7.16 Directors and Officers.

(a) Prior to the Closing, Purchaser shall procure and the Company shall purchase or cause to be purchased, at Purchaser’s expense, an extended reporting period for directors’ and officers’ and fiduciary liability policies covering persons listed on Schedule 7.16 (the “Indemnified Officers”) for a period of three (3) years from and after the Closing Date (the “Extended Reporting Period”), the terms and conditions of the Extended Reporting Period to be no less advantageous to the Indemnified Officers as the terms and conditions of the Company’s or the applicable Subsidiary’s directors’ and officers’ liability and fiduciary liability insurance in effect as of the date hereof. Purchaser agrees, and will cause the Company and the Subsidiaries, not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained pursuant to this Section 7.16(a).

(b) If Purchaser, the Company or any of its Subsidiaries or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of Purchaser, the Company, or the applicable Subsidiary shall assume all of the obligations set forth in this Section 7.16.

Section 7.17 Product Liabilities Insurance. For a period of not less than four (4) years from and after the Closing Date, Purchaser shall cause the Company and its Subsidiaries to maintain, at Purchaser’s expense, in full force and effect the Company’s Product Liabilities insurance policy that is in effect as of the date of this Agreement (the “Product Liabilities Policy”) or a replacement policy in respect thereof, in either case with such policy containing not less than the same coverage and minimum coverage limits as maintained under the Product Liabilities Policy and otherwise containing terms and conditions not less favorable to the Company and its Subsidiaries than the terms and conditions of the Product Liabilities Policy; provided, however, that to the extent not inconsistent with the foregoing, Purchaser may, in its sole discretion, cause the Company and its Subsidiaries to adjust the deductible amounts applicable to the Product Liabilities Policy or any replacement policy in respect thereof, including by self-insuring such deductible; provided, further, that any such adjustment to such deductible shall be at no cost to the Sellers, and no Purchaser Indemnified Party shall claim that the excess of such deductible (over the deductible in the Product Liabilities Policy) constitutes a Purchaser Loss for purposes of indemnification under Article XI. In any event, the Product Liabilities Policy or replacement policy in respect thereof, as the case may be, shall have a retroactive coverage date covering claims arising on and after August 3, 2007.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order, and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made.

(c) Representations and Warranties. The representations and warranties of the Sellers set forth in Article IV and the representations and warranties of the Company set forth in Article V shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by “materiality,” “Material Adverse Effect” or similar standards shall be true and correct in all respects.

(d) Performance of Obligations of Sellers. The Sellers shall have performed in all material respects all covenants, agreements and undertakings required to be performed by each of them under this Agreement at or prior to the Closing (including delivery to Purchaser of all of the Interests free and clear of all Liens).

(e) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any Material Adverse Effect.

(f) Seller Certificate. Each Seller shall have executed and delivered to Purchaser a certificate as to compliance with the conditions set forth in Section 8.1(c), Section 8.1(d) and Section 8.1(e).

(g) Consents and Notices. The Sellers shall have obtained and delivered to Purchaser all of the Closing Consents and Notices, and all such consents and waivers shall be in full force and effect.

(h) Closing Indebtedness; Release of Liens. The Closing Indebtedness (other than any Customer Deposits) shall have been repaid in full, pursuant to appropriate payoff letters reasonably acceptable to Purchaser, by disbursement of a portion of the Purchase Price, and the Sellers shall have delivered to Purchaser satisfactory evidence of such repayment and that all Liens (other than Permitted Liens) affecting any personal property of the Company have been released.

(i) Landlord Estoppel. Purchaser shall have obtained at its expense landlord estoppel letters in a form reasonably acceptable to Purchaser.

(j) FIRPTA Affidavit. Each Seller shall have delivered to Purchaser a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued under Section 1445 of the Code so that Purchaser is exempt from withholding any portion of the Purchase Price thereunder.

(k) Key Employee Agreements. Each of the Key Employee Agreements shall be in full force and effect.

(l) Non-Solicitation Agreement and Non-Competition and Non-Solicitation Agreement. Each Person listed on Schedule 8.1(l) shall have executed and delivered to Purchaser a Non-Competition and Non-Solicitation Agreement or a Non-Solicitation Agreement in a form reasonably satisfactory to the Purchaser.

(m) Joint Venture Acquisition. The Company shall have consummated the Joint Venture Acquisition pursuant to documentation which shall be duly executed by all parties thereto and shall be in full force and effect (and, if consummated otherwise than pursuant to the Betancourt Purchase Agreement, such documentation shall be in a form reasonably satisfactory to Purchaser).

(n) Minority Class B Holders Purchase Agreements. Each Minority Class B Holder shall (i) have executed and delivered to Purchaser a Minority Purchase Agreement (or be otherwise compelled to convey, transfer and assign such Class B Unit Holder’s Class B Units to Purchaser in accordance with the terms hereof in a manner reasonably satisfactory to Purchaser), and such Minority Purchase Agreements shall be in full force and effect, and (ii) simultaneously with the Closing, have executed and delivered to Purchaser any instrument reasonably necessary to transfer to Purchaser all of such Class B Unit Holder’s rights, title and interest in and to such Class B Unit Holder’s Class B Units free and clear of all Liens.

(o) Exclusive Distribution Agreement. The Exclusive Distribution Agreement shall be in full force and effect.

(p) Ancillary Documents and Deliveries. The Sellers shall have delivered, or caused to be delivered, to Purchaser the following:

(i) resignations, effective as of the Closing Date, of each officer and manager of the Company and each Subsidiary of the Company set forth on Schedule 8.1(p)(i);

(ii) evidence of the termination of any powers of attorney on behalf of the Company and each Subsidiary of the Company set forth on Schedule 8.1(p)(ii);

(iii) certificates by an appropriate officer or other authorized person of the Company and each Subsidiary of the Company, dated the Closing Date, as to (A) the good standing of the Company or Subsidiary, as applicable, in its jurisdiction of organization and in each other jurisdiction where it is qualified to do business (with copies of all applicable good standing certificates, certificates of existence or comparable certificates evidencing the good standing of the Company attached to such certificate), (B) no amendments to the Company’s organizational documents, (C) the effectiveness of the resolutions of the Company’s management committee authorizing the execution, delivery and performance of this Agreement and the Company Ancillary Documents and the transactions contemplated by this Agreement and the Company Ancillary Documents, and (D) incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Document;

(iv) the organizational record books, minute books and limited liability company seals of the Company and each Subsidiary of the Company;

(v) the Escrow Agreement executed by the Seller Representative and Escrow Agent in substantially the form attached hereto as Exhibit B; and

(vi) all other documents reasonably required to be entered into by the Company and the Sellers pursuant hereto or reasonably requested by Purchaser to convey the Interests to Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

Section 8.2 Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Acquisition may not be consummated as provided in this Agreement, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement shall have been obtained or made.

(c) Representations and Warranties. The representations and warranties of Purchaser set forth in Article VI shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

(d) Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(e) Certificates. Purchaser shall have delivered to the Seller Representative a certificate of an authorized officer as to compliance with the conditions set forth in Section 8.2(c) and Section 8.2(d).

(f) Ancillary Documents and Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Seller Representative the following:

(i) a certificate by the Secretary or any Assistant Secretary of Purchaser, dated the Closing Date, as to (A) the good standing of Purchaser in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business (with copies of all applicable good standing certificates, certificates of existence or comparable certificates evidencing the good standing of Purchaser attached to such certificate), (B) no amendments to Purchaser’s charter documents, (C) the effectiveness of the resolutions of the sole member of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser and the Purchaser Ancillary Documents and the transactions contemplated by this Agreement and the Purchaser Ancillary Documents, and (D) incumbency and signatures of the authorized persons of Purchaser executing this Agreement and any Purchaser Ancillary Document;

(ii) the Escrow Agreement executed by Purchaser in substantially the form attached hereto as Exhibit B; and

(iii) all other documents reasonably required to be entered into or delivered by Purchaser at or prior to the Closing pursuant hereto or reasonably requested by any Seller to consummate the transactions contemplated by this Agreement.

ARTICLE IX

CLOSING

The Closing shall occur on the third Business Day following the full satisfaction or waiver of the conditions set forth in Article VIII, or on such other date as the Parties may agree in writing; provided, however, that, if all of the conditions set forth in Article VIII have been satisfied other than those in Section 8.1(m) or Section 8.1(n), then, upon written notice from Purchaser to the Seller Representative indicating its confirmation that all other conditions set forth in Section 8.1 have been satisfied (other than those conditions which by their nature are to be satisfied by the actions taken at the Closing) and it stands ready, willing and able to consummate the Closing, which notice shall be given no earlier than July 7, 2014, the Closing shall occur as promptly as reasonably practicable (but in no event more than forty (40) days) thereafter. The Closing shall take place at the offices of K&L Gates LLP, Southeast Financial Center, 200 South Biscayne Boulevard, Miami, Florida, 33131 or at such other place as the Parties may agree in writing. The Closing shall be deemed to have occurred at 12:00:01 a.m. Eastern Time on the Closing Date.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated:

(a) in writing by mutual consent of Purchaser and the Seller Representative;

(b) by written notice from the Seller Representative to Purchaser, in the event Purchaser (i) fails to perform in any material respect any of its covenants or agreements contained in this Agreement required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained in this Agreement, in either case such that any of the conditions set forth in Section 8.2(c) or Section 8.2(d) would not be satisfied; provided, however, that if such breach is curable through the exercise of commercially reasonable efforts, and so long as Purchaser is exercising such commercially reasonable efforts, the Seller Representative may not terminate this Agreement under this Section 10.1(b) until the date that is fifteen (15) days from the date on which the Seller Representative has notified Purchaser of their intent to terminate this Agreement pursuant to this Section 10.1(b); provided, further, that the Seller Representative may not terminate this Agreement pursuant to this Section 10.1(b) if any Seller is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

(c) by written notice from Purchaser to the Seller Representative, in the event (i) any Material Adverse Effect or any development that could result in a Material Adverse Effect occurs or (ii) any Seller (A) fails to perform in any material respect any of such Seller’s covenants or agreements contained in this Agreement required to be performed by such Seller prior to the Closing or (B) materially breaches any of such Seller’s representations and warranties contained in this Agreement, in the case of either of clause (A) or clause (B) such that any of the conditions set forth in Section 8.1(c) or Section 8.1(d) would not be satisfied; provided, however, that if such breach is curable through the exercise of commercially reasonable efforts, and so long as such Seller is exercising such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 10.1(c) until the date that is fifteen (15) days from the date on which Purchaser have notified the Seller Representative of its intent to terminate this Agreement pursuant to this Section 10.1(c); provided, further, that Purchaser may not terminate this Agreement pursuant to this Section 10.1(c) if Purchaser is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by written notice by the Seller Representative to Purchaser, or by Purchaser to the Seller Representative, as the case may be, in the event the Closing has not occurred on or prior to July 7, 2014 (the “Outside Date”) for any reason other than delay or nonperformance of the Party seeking such termination; provided, however, that the Outside Date shall automatically be changed (i) to August 5, 2014 in the event that the conditions set forth in Section 8.1(b), Section 8.1(g) or Section 8.2(b) (in each case related solely to a required consent or approval from any Governmental Entity) shall not have been satisfied (or waived as provided herein) on or prior to the Outside Date or (ii) to August 15, 2014 in the event that the conditions set forth in Section 8.1(m) or Section 8.1(n) shall not have been satisfied (or waived as provided herein) on or prior to the Outside Date; provided further, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose material breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in the failure of, the Closing to occur on or before such date; or

(e) by written notice by the Seller Representative to Purchaser, or by Purchaser to the Seller Representative, as the case may be, upon the issuance by any Governmental Entity of an Order or their taking of any other action restraining, enjoining or otherwise prohibiting the Acquisition, which Order or any other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a Party if such Order or any other action was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

Section 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article X, this Agreement shall immediately become null and void and there shall be no liability on the part of any Party or its partners, officers, directors or equityholders, except for obligations under

Section 7.9 (Public Announcements), Section 12.1 (Notices), Section 12.5 (Controlling Law; Amendment), Section 12.6 (Consent to Jurisdiction), Section 12.13 (Transaction Costs), Section 12.14 (Attorney Fees), Section 12.15 (Seller Representative), Section 12.19 (Enforcement), Section 12.20 (Waiver of Jury Trial), Section 12.23 (Guaranty) and this Section 10.2, all of which shall survive the termination of this Agreement in accordance with their terms and the Confidentiality Agreement (as hereinafter defined) shall be, and hereby is, terminated; provided, however, that, for the avoidance of doubt, the Parties’ confidentiality obligations under the Confidentiality Agreement, which, by its terms, are intended to survive for a period of twenty four (24) months following the termination of the Confidentiality Agreement, shall remain in full force and effect until the expiration of such twenty four (24) month period. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any Party from liability for any breach of this Agreement.

Section 10.3 Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a) Purchaser shall return to the Seller Representative or destroy (such destruction to be certified in writing by an appropriate officer of Purchaser) all confidential information (as defined in the Confidentiality Agreement) received by Purchaser and its representatives from the Sellers, the Company or their representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(b) all confidential information (as defined in the Confidentiality Agreement) received by Purchaser and its representatives with respect to the Sellers, the Company, its Subsidiaries and the Business shall be treated in accordance with the Confidentiality Agreement in accordance with its terms.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification Obligations of the Sellers. From and after the Closing, each of the Sellers shall, as set forth in Section 11.5(j), indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) relating to, resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty made by the Sellers in Article IV, it being understood that when determining the amount of any Purchaser Losses arising from any such breach or inaccuracy (but not for determining the existence of any such breach or inaccuracy) for purposes of this Article XI, such representations and warranties shall be interpreted without giving effect to any qualification regarding “materiality,” “Material Adverse Effect” or other terms of similar import or effect (as if such standard or qualification were deleted from such representation or warranty);

(b) any breach or inaccuracy of any representation or warranty made by the Company in Article V, it being understood that when determining the amount of any Purchaser Losses arising from any such breach or inaccuracy (but not for determining the existence of any such breach or inaccuracy) for purposes of this Article XI, such representations and warranties shall be interpreted without giving effect to any qualification regarding “materiality,” “Material Adverse Effect” or other terms of similar import or effect (as if such standard or qualification were deleted from such representation or warranty);

(c) any breach or nonfulfillment of any covenant, agreement or undertaking made by any Seller or the Seller Representative in this Agreement or the Seller Ancillary Documents (but not any Non-Competition and Non-Solicitation Agreement, the corresponding obligations in respect of any such breach or nonfulfillment of which shall be those of the Seller executing such agreement);

(d) any breach or nonfulfillment of any covenant, agreement or undertaking made by (prior to the Closing) the Company in this Agreement or the Company Ancillary Documents;

(e) any fraud or willful misconduct of any Seller or the Seller Representative in connection with this Agreement or the Seller Ancillary Documents;

(f) any fraud or willful misconduct of (prior to the Closing) the Company in connection with this Agreement or the Company Ancillary Documents;

(g) the Closing Indebtedness;

(h) Product Liabilities;

(i) the transactions contemplated by this Agreement with respect to the Minority Class B Holders;

(j) the transactions contemplated by this Agreement with respect to (i) the Joint Venture Acquisition, (ii) the Vitacore Sale or (iii) the Miami Lakes Sale;

(k) any violation of (i) the FCPA or Similar Requirements, (ii) Export/Import Control Laws and (iii) the FDA and Similar Requirements, in each case related to or arising, directly or indirectly, out of the ownership, operation and maintenance of the Business, the Company, its Subsidiaries and the assets of the Company and its Subsidiaries on or prior to the Closing Date;

(l) any breach or inaccuracy of any representation or warranty made by any Minority Class B Holder in Article IV of its Minority Purchase Agreement, it being understood that when determining the amount of any Purchaser Losses arising from any such breach or inaccuracy (but not for determining the existence of any such breach or inaccuracy) for purposes of this Article XI, such representations and warranties shall be interpreted without giving effect to any qualification regarding “materiality,” “Material Adverse Effect” or other terms of similar import or effect (as if such standard or qualification were deleted from such representation or warranty);

(m) any breach or nonfulfillment of any covenant, agreement or undertaking made by any Minority Class B Holder in its Minority Purchase Agreement or any Seller Ancillary Documents; and

(n) any fraud or willful misconduct of any Minority Class B Holder in connection with its Minority Purchase Agreement or any Seller Ancillary Documents.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in this Section 11.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are, together with any claims for indemnification pursuant to Section 7.13 (Tax Matters), collectively referred to as “Purchaser Losses.”

Section 11.2 Indemnification Obligations of Purchaser. From and after the Closing, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments

(at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) relating to, resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty made by Purchaser in Article VI, it being understood that when determining the amount of any Seller Losses arising from any such breach or inaccuracy (but not for determining the existence of any such breach or inaccuracy) for purposes of this Article XI, such representations and warranties shall be interpreted without giving effect to any qualification regarding “materiality,” “Material Adverse Effect” or other terms of similar import or effect (as if such standard or qualification were deleted from such representation or warranty);

(b) any breach or nonfulfillment of any covenant, agreement or undertaking made by Purchaser in this Agreement or the Purchaser Ancillary Documents;

(c) any fraud or willful misconduct of Purchaser in connection with this Agreement or the Purchaser Ancillary Documents;

(d) any breach or inaccuracy of any representation or warranty made by Purchaser in Article V of any Minority Purchase Agreement it being understood that when determining the amount of any Seller Losses arising from any such breach or inaccuracy (but not for determining the existence of any such breach or inaccuracy) for purposes of this Article XI, such representations and warranties shall be interpreted without giving effect to any qualification regarding “materiality,” “Material Adverse Effect” or other terms of similar import or effect (as if such standard or qualification were deleted from such representation or warranty);

(e) any breach or nonfulfillment of any covenant, agreement or undertaking made by Purchaser in any Minority Purchase Agreement; and

(f) any fraud or willful misconduct of Purchaser in connection with any Minority Purchase Agreement.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Seller Indemnified Parties described in this Section 11.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

Section 11.3 Indemnification Procedure.

(a) Promptly (but in no event later than ten (10) days) following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or any Seller Loss (as the case may be), such Indemnified Party shall notify Purchaser or the Sellers, as the case may be (the “Indemnifying Party”) in writing and provide, to the extent known to the Indemnified Party, reasonable details of such third-party claim, including the factual basis for such claim and, to the extent known, the amount of such claim or a reasonable estimate thereof; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding (subject to the terms and conditions of this Agreement), to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If the Indemnifying Party assumes the defense of any audit, investigation, action or proceeding, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as is reasonably practicable after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the any third-party claim. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, then such Indemnified Party may employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend it in any such audit, investigation, action or proceeding, and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred. In any audit, investigation, action or proceeding for which indemnification is being sought under this Agreement, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense; provided, however, that the Party who has assumed the defense shall control the defense of such action. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. Such cooperation shall include (i) the retention and provision of records and information which are reasonably relevant to such matter, and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and for testimony as witnesses in any proceeding relating to such matter. Notwithstanding the foregoing provisions of this Section 11.3(a), an Indemnifying Party may not, without the prior written consent of the Indemnified Party, assume the defense of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or any Seller Loss (as the case may be) if such audit, investigation, action or proceeding alleges criminal conduct or involves criminal penalties with respect to such Indemnified Party or its Affiliates.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement without the prior written consent of the Indemnifying Party (such consent not to be unreasonably conditioned, withheld or delayed). An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates. Notwithstanding the foregoing, an Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement if such claim alleges criminal conduct or involves criminal penalties with respect to such Indemnified Party or its Affiliates.

(c) In the event an Indemnified Party claims a right to payment pursuant hereto which does not include a claim by a third party, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall provide reasonable details of such claim, including the factual basis for such claim and, to the extent known, the amount of such claim or a reasonable estimate thereof. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 11.3(c) except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.4. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on the date when the total amount of such claim becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such claim, and, if not resolved through negotiations within thirty (30) days, such claim shall be resolved by litigation in accordance with Section 12.6 and, within five (5) Business Days following the final determination of such claim, the Indemnifying Party shall pay any amounts due to the Indemnified Party in immediately available funds as determined pursuant to this Section 11.3(c).

Section 11.4 Claims Period. The Claims Periods under this Agreement shall begin on the date of this Agreement and terminate as follows:

(a) for Purchaser Losses arising under (i) (x) Section 11.1(a) with respect to any breach or inaccuracy of any representation or warranty contained in Section 4.1 (Organization; Title and Ownership of the Interests), Section 4.2 (Authorization), Section 4.3 (Absence of Restrictions and Conflicts), (y) Section 11.1(b) with respect to any breach or inaccuracy of any representation or warranty contained in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Absence of Restrictions and Conflicts), Section 5.4 (Capitalization; Ownership of Equity; Subsidiaries), and Section 5.29 (Brokers, Finders and Investment Bankers) or (z) Section 11.1(l) with respect to any breach or inaccuracy of any representation or warranty contained in Section 4.1 (Organization; Title and Ownership of the Interests), Section 4.2 (Authorization), Section 4.3 (Absence of Restrictions and Conflicts) of any Minority Purchase Agreement (collectively clauses (x) , (y) and (z), the “Seller Fundamental Representations”) or (ii) Section 11.1(c), Section 11.1(d), Section 11.1(e), Section 11.1(f), Section 11.1(g), Section 11.1(i), Section 11.1(j), Section 11.1(k), Section 11.1(m) or Section 11.1(n) (together with Purchaser Losses arising under Section 11.1(h), collectively, the “Seller Fundamental Obligations”), the Claims Period shall continue indefinitely;

(b) for Purchaser Losses arising under Section 11.1(b) with respect to any breach or inaccuracy of any representation or warranty contained in Section 5.14 (Tax Returns; Taxes), Section 5.16 (Company Benefit Plans), Section 5.17 (Labor Relations) and Section 5.19 (Environmental, Health and Safety Matters) or pursuant to Section 7.13 (Tax Matters), the Claims Period shall continue until forty five (45) days after the expiration of the relevant statute of limitations (giving effect to any applicable extensions or waivers thereof, whether automatic or permissive);

(c) for Purchaser Losses arising under Section 11.1(h), the Claims Period shall terminate on the earlier of (i) the date that is seven (7) years following the Closing Date and (B) the date on which Purchaser fails to maintain, for a period of greater than thirty (30) consecutive days, the Product Liabilities Policy in accordance with Section 7.17, provided that if Purchaser fails to maintain such Product Liabilities Policy for any time period and such failure affects the Sellers’ indemnity obligations under Section 11.1(h) the date for purposes of this subclause (B) shall be the date of such failure to maintain the Product Liabilities Policy;

(d) for Seller Losses arising under (i) (y) Section 11.2(a) with respect to any breach or inaccuracy of any representation or warranty contained in Section 6.1 (Organization), Section 6.2 (Authorization), Section 6.3 (Absence of Restrictions and Conflicts), Section 6.4 (Brokers, Finders and Investment Bankers) or (z) Section 11.2(d) with respect to any breach or inaccuracy of any representation or warranty contained in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3 (Absence of Restrictions and Conflicts), Section 5.4 (Brokers, Finders and Investment Bankers) of any Minority Purchase Agreement (collectively clauses (y) and (z), the “Purchaser Fundamental Representations”) or (ii) Section 11.2(b), Section 11.2(c), Section 11.2(e) or Section 11.2(f) (collectively, the “Purchaser Fundamental Obligations”), the Claims Period shall continue indefinitely; and

(e) for all other Purchaser Losses or Seller Losses arising under this Agreement, the Claims Period shall terminate on the date that is eighteen (18) months following the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity under this Agreement (including any such claim by any Purchaser Indemnified Party pursuant to Section 11.1(h)) and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity under this Agreement until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

Section 11.5 Liability Limits.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser Indemnified Parties shall not make a claim against the Sellers for indemnification under this Article XI for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds $500,000 (the “Threshold Amount”), in which event the Purchaser Indemnified Parties may recover only the amount of such Purchaser Losses in excess of the Threshold Amount; provided, however, that claims with respect to the Seller Fundamental Representations, the Seller Fundamental Obligations, Section 5.14 (Tax Returns; Taxes), Section 5.22 (Transactions with Affiliates) and Section 7.13 (Tax Matters) shall not be subject to the limitations set forth in this Section 11.5(a).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Seller Indemnified Parties shall not make a claim against Purchaser for indemnification under this Article XI for Seller Losses unless and until the aggregate amount of such Seller Losses exceeds the Threshold Amount, provided, however, that claims with respect to the Purchaser Fundamental Representations and the Purchaser Fundamental Obligations shall not be subject to the limitations set forth in this Section 11.5(b).

(c) The Sellers shall not be required to pay an aggregate amount in excess of $8,000,000 in respect of Purchaser Losses; provided, however, that claims with respect to the Seller Fundamental Representations, the Seller Fundamental Obligations, Section 5.14 (Tax Returns; Taxes), Section 5.22 (Transactions with Affiliates) and Section 7.13 (Tax Matters) shall not be subject to such limitation; provided, further, that in no event shall the Sellers be required to pay an aggregate amount in excess of the Purchase Price, as adjusted pursuant to this Agreement (the “Cap”), under this Article XI in respect of Purchaser Losses.

(d) Purchaser shall not be required to pay an aggregate amount in excess of $8,000,000 in respect of Seller Losses; provided, however, that claims with respect to the Purchaser Fundamental Representations and the Purchaser Fundamental Obligations shall not be subject to such limitation; provided, further, that in no event shall Purchaser be required to pay an aggregate amount in excess of the Cap under this Article XI in respect of Seller Losses.

(e) The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Purchaser Losses or Seller Losses, as applicable, for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance policies) by or on behalf of the Indemnified Party from third parties, in respect of such Purchaser Losses or Seller Losses, as applicable, (such amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party receives any Indemnity Reduction Amounts in respect of an any claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof or have any subrogation rights with respect thereto. It is expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. To mitigate the amount of Purchaser Losses or Seller Losses, as applicable, for which indemnification is provided under this Agreement, each Party will use commercially reasonable efforts to obtain any and all amounts recoverable under insurance policies which would reduce a claim for indemnification; provided, however, that, except as provided in Section 11.5(f), neither Purchaser nor the Sellers shall be required to first pursue such insurance policies prior to pursuing any of Purchaser’s or the Sellers’ respective other rights or remedies.

(f) In connection with any Purchaser Losses for which any Purchaser Indemnified Party is entitled to indemnification pursuant to Section 11.1(h), the Purchaser Indemnified Party shall use commercially reasonable efforts to obtain any and all amounts recoverable under the Product Liabilities Policy or any replacement policy in respect thereof prior to seeking satisfaction of any such indemnification obligations directly from the Sellers, and no amount shall be recovered by a Purchaser Indemnified Party pursuant to Section 11.1(h) unless and until the earliest of (i) the date on which such Purchaser Indemnified Party has been denied insurance coverage under the Product Liabilities Policy or any replacement policy in respect thereof, (ii) the date on which such Purchaser Indemnified Party has exhausted the applicable coverage amount for such Purchaser Losses under the Product Liabilities Policy or any replacement policy in respect thereof or (iii) the date that is six (6) months after which such Purchaser Indemnified Party initiates its claim for insurance coverage under the Product Liabilities Policy or any replacement policy in respect thereof, if such Purchaser Indemnified Party has theretofore used commercially reasonable efforts to obtain any and all amounts recoverable under the Product Liabilities Policy or such replacement policy but has not as of such date obtained pursuant thereto the full amount to which such Purchaser Indemnified Party is entitled in respect of such claim, it being understood that any such Purchaser Indemnified Party shall be entitled to give the putative Indemnifying Party notice of such claim for indemnity pursuant to Section 11.1(h) at any time on or after it initiates a claim for insurance coverage under the Product Liabilities Policy or any replacement policy in respect thereof. Notwithstanding such denial, exhaustion or other failure to obtain coverage, the applicable Purchaser Indemnified Party shall be required to use commercially reasonable efforts to seek coverage under Product Liabilities Policy or any replacement policy in respect thereof and to seek recovery from the insurer thereunder in the event such coverage is reinstated. Any such recovery under Product Liabilities Policy or any replacement policy in respect thereof shall be treated in accordance with the provisions of Section 11.5(e) above.

(g) The amount of Purchaser Losses or Seller Losses, as applicable, for which indemnification is provided under this Agreement will be reduced (or subject to partial repayment) to take account of any permanent, net Tax benefit actually realized by the Indemnified Party in cash, cash equivalents or the reduction in any amount then payable, arising from the incurrence or payment of any such Purchaser Losses or Seller Losses, as applicable (determined (i) after taking into account any Tax detriment arising from the receipt of the indemnification payment hereunder and (ii) only taking into account the indemnification payments hereunder after any and all other items of income, gain, loss deduction or credit of the Indemnified Party, and any applicable Affiliates).

(h) Notwithstanding anything to the contrary set forth in Section 11.1, the Sellers will not have any obligation to indemnify any Purchaser Indemnified Party with respect to any matter if the Purchaser Losses arise from a change in the accounting or Tax policies or practices of the Company or its Subsidiaries after the Closing Date, unless such change was required to be made in order to comply with GAAP or applicable Tax Law, in each case, in effect as of the date of this Agreement.

(i) Notwithstanding anything to the contrary set forth in Section 11.1 or Section 11.2, no Party will be entitled to recovery under Section 11.1 or Section 11.2 for Purchaser Losses or Seller Losses, as applicable, to the extent speculative, remote or not reasonably foreseeable (it being understood that any Purchaser Losses or Seller Losses required to be paid by an Indemnified Party to a third party that is not an Affiliate of Guarantor shall be deemed reasonably foreseeable for purposes hereof), and in no event shall Purchaser Losses or Seller Losses, as applicable, include punitive or exemplary damages, except to the extent required to be paid to a third party that is not an Affiliate of Guarantor ; provided, however, that in no event shall any Purchaser Indemnified Party be entitled to recovery under Section 11.1 for Purchaser Losses (i) resulting from any claim against Guarantor by any one or more of its shareholders, in its or their capacity as such (including derivative claims brought by such shareholder(s) in the name of Guarantor), notwithstanding whether such claim is characterized as a third-party claim, or (ii) in respect of a diminution in the stock price of Guarantor (it being understood that neither (i) nor (ii) shall prohibit a Party from recovery under Section 11.1 for Purchaser Losses resulting from the underlying cause of, or the facts, circumstances or occurrences giving rise or contributing to, any such claim against, or diminution in the stock price of, Guarantor); provided, further, that if an Indemnifying Party shall not have been properly notified of a claim for indemnity under Section 11.1 prior to the one (1) year anniversary of the Closing Date, in no event shall any Purchaser Indemnified Party be entitled to recovery under Section 11.1 for Purchaser Losses in respect of such claim to the extent determined (or increased) based on any diminution in value based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Purchaser in its valuation of the Company and its Subsidiaries or the Business.

(j) The Sellers shall be jointly and severally liable for any Purchaser Losses up to the amount of the Indemnity Holdback and any Purchaser Indemnified Party shall initially seek satisfaction of any such joint and several indemnification obligations from the Indemnity Holdback. If the Indemnity Holdback has been released or exhausted, (i) the Sellers shall thereafter be jointly and severally liable for any Purchaser Losses arising under Section 11.1(b), Section 11.1(d), Section 11.1(f), Section 11.1(g), Section 11.1(h), Section 11.1(i), Section 11.1(j), Section 11.1(k), Section 11.1(l), Section 11.1(m), Section 11.1(n) or Section 7.13 and (ii) each Seller shall thereafter be severally liable for any Purchaser Losses arising under Section 11.1(a), Section 11.1(c) or Section 11.1(e), but in no event shall the aggregate amount of Purchaser Losses recoverable from any Seller by the Purchaser Indemnified Parties pursuant to this Article XI exceed the portion of the Purchase Price received by such Seller (including the portion of the Indemnity Holdback attributable to such Seller). In addition, in no event shall a Purchaser Indemnified Party be entitled to indemnification pursuant to Sections 11.1(l), 11.1(m), or 11.1(n) to the extent that such Purchaser Indemnified Party is indemnified for such amounts pursuant to Section 10.1 of any Minority Purchase Agreement.

(k) Any Purchaser Losses for which any Purchaser Indemnified Party is entitled to indemnification under this Article XI shall be determined without duplication of recovery by reason of the state of facts giving rise to such Purchaser Losses constituting a breach of more than one representation and warranty or covenant.

(l) The indemnification limitations set forth in Section 11.5 shall not apply to any claims arising out of or relating to intentional breach, fraud or willful misconduct.

Section 11.6 No Subrogation. Following the Closing, no Seller shall have any right of indemnification, contribution or subrogation against the Company or any of its Subsidiaries with respect to any indemnification obligation arising pursuant to this Article XI or Section 7.13; provided, however, that in the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any third party claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such indemnified claim against any claimant or plaintiff asserting such indemnified claim or against any other Person (other than the Company or any of its Subsidiaries). Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 11.7 Satisfaction of Claims. For the purpose of recovering indemnification payments for which a Purchaser Indemnified Party may be entitled under this Article XI or Section 7.13, such Purchaser Indemnified Party shall first seek satisfaction of any such indemnification obligations from the Indemnity Holdback and then, subject to the provisions of Section 3.4(l), seek satisfaction of any such indemnification obligations directly from the Sellers in accordance with Section 11.5(j).

Section 11.8 Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party at or prior to the Closing and the rights to indemnification set forth in this Article XI or Section 7.13 shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by or on behalf of a Party, except as otherwise provided in Section 7.10.

Section 11.9 Exclusive Remedy. The indemnification provided to any Person pursuant to this Article XI or Section 7.13 shall be such Person’s sole remedy for any claims arising hereunder, or otherwise in connection with or arising out of the transactions contemplated in this Agreement, including any breach by any party hereto of any representation, warranty or covenant contained in this Agreement, or in any certificate or document required to be delivered in connection herewith. In furtherance of the foregoing, the Parties hereby waive and release, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any Seller or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, with respect to the matters under this Agreement, arising under or based upon any Law. Nothing in this Section 11.9 shall limit or restrict the ability or right of any Party to seek injunctive or other equitable relief for any breach or alleged breach of this Agreement or any provision hereof pursuant to Section 12.19, and this Section 11.9 shall not apply in respect of any claims of intentional breach, fraud or willful misconduct in connection with this Agreement or the transactions contemplated hereby.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five (5) Business

Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided, however, that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a courier service that is nationally recognized in the United States and, in each case, addressed to a Party at the following address for such Party:

(a) If to Purchaser or Guarantor or, following the Closing, the Company, to:

Vitamin Shoppe, Inc.

2101 91st Street

North Bergen, New Jersey 07047

Attention: Anthony Truesdale

Facsimile: (201) 624-3880

with copies to (which shall not constitute notice):

Vitamin Shoppe, Inc.

2101 91st Street

North Bergen, New Jersey 07047

Attention: Jean Frydman

Facsimile: (201) 624-3880

and

K&L Gates LLP

134 Meeting Street, Suite 200

Charleston, South Carolina 29401

Attention: Michael D. Bryan

Facsimile: (843) 579-5601

(b) If to the Sellers or, prior to the Closing, the Company, to the Seller Representative:

MBF/FDC Acquisition, LLC

c/o MBF Healthcare Partners, L.P.

121 Alhambra Plaza, Suite 1100

Coral Gables, Florida 33140

Attention: Jorge Rico

Facsimile: (305) 461-4999

with a copy to (which shall not constitute notice):

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

Attention: Roberto R. Pupo

Facsimile: (305) 789-7799

and

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

Attention: Carlos M. Mastrapa, Esq.

Facsimile: (305) 789-7799

or to such other address(es) as shall be furnished in writing by any such Party to the other Party hereto in accordance with the provisions of this Section 12.1. The Parties agree that the attorney for a Party shall have the authority to deliver notices on such Party’s behalf to the other Parties hereto.

Section 12.2 Schedules and Exhibits. The schedules and exhibits attached hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement shall be made except with the prior written consent of the other Parties; provided, however, that Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Purchaser, provided that if such assignee shall subsequently cease to be an Affiliate of Purchaser then Purchaser will cause or ensure that, prior thereto, such entity will re-assign those rights to Purchaser or to another Affiliate of Purchaser and provided, further, that any such assignment shall be for all the rights and obligations arising or relating to this Agreement and that Guarantor shall re-affirm to Sellers the Guaranty with respect to the obligations of such assignee set forth in this Agreement. For purposes of this Agreement, any transaction involving a merger (whether or not such Party is the surviving entity), consolidation, stock purchase or sale of all or substantially all the assets of a Party shall be deemed an assignment requiring written consent. Any attempted assignment or delegation in contravention hereof shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 12.4 Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.5 Controlling Law; Amendment. This Agreement, including its formation, performance, termination or enforcement, and the Parties’ relationship in connection therewith, together with any related claims whether sounding in contract, tort or otherwise, shall be governed, construed and enforced in all respects in accordance with, the Laws of the State of Delaware without reference to choice of Law principles, including all matters of construction, validity and performance, that would result in the application of the Laws of any other jurisdiction. This Agreement may not be amended, modified, varied or supplemented except by written agreement of the Parties.

Section 12.6 Consent to Jurisdiction. Except as otherwise specifically set forth in this Agreement, including disputes resolved pursuant to Section 3.3 and Section 3.4, each Party hereby irrevocably agrees that any dispute under this Agreement shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) and service of process pursuant to Section 12.1 in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period of such a dispute that is filed in accordance with this Section 12.6 is pending before a court, all actions, suits or proceedings with respect to such dispute or any other dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any dispute, that (a) such Party is not subject to the jurisdiction of such court, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 12.6 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 12.7 Severability. In the event that any term or provision (or any portion thereof) of this Agreement or the application of any such term or provision (or any portion thereof) to any Party or circumstance shall be finally determined by a court of proper jurisdiction to be illegal, invalid or unenforceable to any extent, such illegality, invalidity or unenforceability shall not affect any other term of provision hereof (or the remaining portion thereof) or the application of such term or provision to any other Persons or circumstances, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the transactions are fulfilled to the extent possible.

Section 12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.9 Enforcement of Certain Rights. Except as provided in or contemplated by Article XI (which confers upon the Persons referred to therein for whose benefit it is intended the right to enforce such Article) and for Section 7.16, which shall be enforceable by the Indemnified Officers and each of their respective heirs and representatives, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary hereof.

Section 12.10 Waiver. Neither the failure nor delay on the part of a Party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition nor in any way affect the validity of this Agreement or any part hereof. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 12.11 Integration. This Agreement, together with the schedules and exhibits attached hereto supersede all oral or written negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitute the entire agreement among the Parties with respect thereto. There are no promises, terms, conditions or obligations, oral or written, expressed or implied, with respect to the subject matter herein other than those contained in this Agreement.

Section 12.12 Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to any other Party the benefits of this Agreement.

Section 12.13 Transaction Costs. Whether or not the transactions contemplated by this Agreement are consummated and except as provided above or as otherwise expressly provided in this Agreement (a) Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel and (b) the Sellers shall pay the fees, costs and expenses of the Company incurred (before the Closing) and the Sellers incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 12.14 Attorney Fees. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any party (the “Claiming Party”) hereto to enforce its rights under this Agreement against any other party (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Proceeding shall be reimbursed by the Claiming Party; provided, however, that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the preceding sentence if the Claiming Party commences any such Proceeding and (a) such underlying claim(s) are subsequently dropped or voluntarily dismissed or (b) the Defending Party defeats any such claim(s).

Section 12.15 Seller Representative.

(a) By the execution and delivery of this Agreement, including counterparts of this Agreement, the Sellers hereby irrevocably constitute and appoint the Seller Representative as the true and lawful agent and attorney-in-fact of the Sellers with full powers of substitution to act in the name, place and stead of the Sellers with respect to the performance on behalf of the Sellers under the terms and provisions of this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Seller Representative shall deem necessary or appropriate in connection with any transaction contemplated under this Agreement, including the power to:

(i) act for the Sellers with respect to all matters arising under or related to this Agreement and all agreements contemplated hereby and the transactions contemplated hereby and thereby, including all indemnification matters referred to in this Agreement, including the right to compromise or settle any such claim on behalf of the Sellers;

(ii) amend or waive any provision of this Agreement (including any condition to Closing) in any manner;

(iii) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Seller Representative;

(iv) receive any portion of the Purchase Price or any other payment due to the Sellers pursuant to this Agreement for prompt distribution to the Sellers pursuant to this Agreement, the Company Operating Agreement, the Class B Unit Plan, the applicable Class B Unit Grant Documents and any other agreement as may be entered into by the Sellers;

(v) incur any expenses, liquidate and withhold assets received on behalf of the Sellers prior to their distribution to the Sellers to the extent of any amount that the Seller Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(vi) receive all notices, communications and deliveries under this Agreement on behalf of the Sellers;

(vii) give all notices, communications and deliveries required or permitted to be given by the Sellers under this Agreement on behalf of the Sellers; and

(viii) do or refrain from doing any further act or deed on behalf of each Seller that the Seller Representative deems necessary or appropriate, in the sole discretion of the Seller Representative, relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present and acting and as though any reference to such Seller in this Agreement was a reference to the Seller Representative.

(b) The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person, including Purchaser, may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative as the act of the Sellers in all matters referred to in this Agreement. Each Seller hereby ratifies and confirms any and all actions that the Seller Representative shall do or cause to be done by virtue of the Seller Representative’s appointment as the Seller Representative of the Sellers. The Seller Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative shall not be responsible to the Sellers for any loss or damage the Sellers may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than loss or damage arising from willful misconduct or gross negligence in the performance of the Seller Representative’s duties under this Agreement. Nothing in this Section 12.15 shall limit, diminish or otherwise affect the liability and obligations of the Sellers pursuant to this Agreement.

(c) The Sellers hereby expressly acknowledge and agree that the Seller Representative is authorized to act on behalf of the Sellers notwithstanding any dispute or disagreement between the Sellers, and that any Person, including Purchaser, shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without liability to, or obligation to inquire of, any of the Sellers. In the event the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Seller Representative shall be the Person that the remaining Sellers appoint; provided, however, that in the event for any reason no successor has been appointed within thirty (30) days following such resignation or cessation, then Purchaser and the Sellers shall each have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative. The Sellers shall indemnify and hold the Seller Representative harmless from and against any and all liabilities, losses, costs, damages and expenses (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for willful misconduct or gross negligence.

(d) The Seller Representative shall promptly distribute to each Minority Class B Holder any and all amounts payable thereto pursuant to this Agreement and in accordance with such Minority Class B Holder’s respective Minority Purchase Agreement.

Section 12.16 Termination of Confidentiality Agreement. The Parties hereby agree that on and as of the Closing Date that certain Mutual Confidentiality Agreement, dated September 30, 2013, between Vitamin Shoppe Industries Inc., an Affiliate of Purchaser, and the Company (the “Confidentiality Agreement”) shall be, and hereby is, terminated and of no further force and effect (including, for the avoidance of doubt, with respect to the proviso at the end of the final paragraph of the Confidentiality Agreement), provided that Purchaser acknowledges that the confidential information provided to it by any of the Sellers concerning any Seller to the extent not relating to the Company, the Subsidiaries, or the Business shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 12.17 No Strict Construction. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement or to the extent to which any such Party’s counsel participated in the drafting of any provision hereof or by virtue of the extent to which any such provision is inconsistent with any prior draft hereof.

Section 12.18 Schedules. Notwithstanding anything to the contrary contained in this Agreement or in any section of the Schedules hereto, any information disclosed in one Schedule shall be deemed to be disclosed in all such Schedules to the extent it is reasonably apparent from the reading of the disclosure that such disclosure clearly would be applicable to such other Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Sellers or the Company in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality. The disclosure of any information in the Schedules shall not be construed as an admission of liability to any party, and no disclosure of any information in the Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication to any party that such breach or violation exists or has actually occurred. Headings and introductory language have been inserted in the sections of the Schedules for convenience of reference only and shall not have the effect of amending or changing the express description of the sections set forth in this Agreement.

Section 12.19 Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving actual damages, posting a bond or any other undertaking, in the federal and state courts of the United States of America located in the State of Delaware, and any appellate court from any thereof, this being in addition to any other remedy to which any Party is entitled at law or in equity. Nothing in this Section 12.19 shall prevent the Sellers or Purchaser from obtaining monetary damages in connection with any other breach by another Party of its obligations hereunder.

Section 12.20 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THAT ANY SUCH ACTION SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD SEEK TO AVOID THAT FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.20.

Section 12.21 Waiver of Conflict. Each of the Parties acknowledges and agrees, on his or its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Holland & Knight LLP (together with any successor thereof, the “Firm”) represents the Company, MBF Acquisition, FDC Management, LLC and FDC Limited II, LLC, and not any of the other Sellers. After the Closing, it is possible that the Firm will represent MBF Acquisition, FDC Management, LLC and FDC Limited II, LLC, and/or their respective Affiliates (other than the Company and its Subsidiaries) (collectively, the “Seller Group”) in connection with this Agreement, agreements and documents to be delivered in accordance herewith and the transactions contemplated herein and therein (collectively, the “Representation Matters”). Purchaser and the Company hereby agree that the Firm may represent the Seller Group in the future in connection with issues that may arise with respect to any of the Representation Matters. The Firm may serve as counsel to all or a portion of the Seller Group or any director, member, partner, officer, employee, representative or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to any of the Representation Matters. Each of the Parties consents thereto, and waives any conflict of interest arising therefrom, and each such Party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection with this Section 12.21.

Section 12.22 Privileged Communications Purchaser agrees that, as to all communications between or among the Firm and the Company or its Subsidiaries that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence shall pass to the Seller Group immediately prior to the Closing and shall not pass to or be claimed by Purchaser, the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event an issue arises between Purchaser, the Company or one of the Company’s Subsidiaries, on the one hand, and a Person (other than a Party or an Affiliate of a Party), on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by the Firm to the Company or such Subsidiary; provided, however, that the Company or such Subsidiary may not waive such privilege without the prior written consent of the Seller Group.

Section 12.23 Guaranty. Guarantor, as primary obligor and not merely as surety, absolutely, irrevocably, and unconditionally guarantees to the Sellers the due and punctual observance, payment, performance, and discharge of all obligations and liabilities of Purchaser pursuant to this Agreement and any Purchaser Ancillary Document (collectively, the “Guarantied Obligations”). Guarantor hereby represents and warrants to the Sellers that (a) Guarantor is a corporation duly incorporated and validly existing under the laws of Delaware, (b) Guarantor has all requisite corporate power to execute and deliver this Guaranty and to perform its obligations hereunder, (c) all necessary corporate action required to be taken under applicable Law for the due authorization of the execution and delivery by Guarantor of this Guaranty and the performance of its obligations hereunder has been duly taken by Guarantor, (d) this Guaranty has been duly executed and delivered by Guarantor and, assuming the due execution and delivery of this Agreement by the other Parties, constitutes a valid and binding obligation of Guarantor. If any Guarantied Obligation is not paid when due or is not otherwise performed or discharged according to its terms, or upon any breach or default by Purchaser of or under this Agreement or any Purchaser Ancillary Document in connection with the transactions contemplated hereby, the Sellers shall be entitled to proceed directly and at once against Guarantor to enforce such Guarantied Obligation or to collect and recover the full amount or any portion of such Guarantied Obligations then due, without first proceeding against Purchaser and without joining Purchaser in any proceeding against Guarantor. This guaranty is an absolute and unconditional guarantee of payment and performance and not collection and is not in any way conditioned or contingent upon any attempt to collect from or enforce performance by Purchaser or upon any other event or condition whatsoever. Guarantor will be liable to the Sellers for all reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses (including those for reasonable appellate proceedings)) incurred by the Sellers in enforcing performance of or collection of this Guaranty. The liability of Guarantor under this Guaranty shall not be released, suspended, discharged, terminated, modified or otherwise affected by any circumstances or occurrence whatsoever, including any of the following: (w) any bankruptcy, insolvency, reorganization, merger, consolidation, dissolution, liquidation or other like proceeding or occurrence relating to Purchaser; (x) the assignment of this Agreement; (y) a change in control of Purchaser; or (z) any other circumstance that might otherwise constitute a defense against, or a legal or equitable discharge of, Guarantor’s liability under this Guaranty. This Guaranty is not subject to any lack of consideration or similar defense, and Guarantor hereby waives any suretyship defenses which it otherwise might have or assert in the event of enforcement hereof. Notwithstanding the foregoing provisions of this Section 12.23, (i) the total liability of Guarantor hereunder shall not exceed the total liability of Purchaser hereunder and is limited in the aggregate to the Cap, and (ii) Guarantor shall be entitled to assert any and all defenses that would be available to Purchaser in an action brought by the Sellers against Purchaser to enforce the Guaranteed Obligations.

[SIGNATURE PAGES IMMEDIATELY FOLLOW.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

PURCHASER:

VS HERCULES LLC

By:	/s/ Anthony N. Truesdale
Name:	Anthony N. Truesdale
Title:	Authorized Person

GUARANTOR: (but solely for purposes of the Sections 3.4(k), 12.1, 12.3, 12.5, 12.6, 12.7, 12.8, 12.11, 12.14, 12.17, 12.20, 12.21, 12.22, 12.23) VITAMIN SHOPPE, INC.

By:	/s/ Anthony N. Truesdale
Name:	Anthony N. Truesdale
Title:	Chief Executive Officer

SELLERS:

MBF/FDC ACQUISITION, LLC (AND AS SELLER REPRESENTATIVE)

By:	/s/ Jorge L. Rico
Name:	Jorge L. Rico
Title:	Managing Director

FDC MANAGEMENT, LLC

By:	/s/ Martin Pico
Name:	Martin Pico
Title:	Manager

FDC LIMITED II, LLC

By:	/s/ Martin Pico
Name:	Martin Pico
Title:	Manager

[Signature Page to LLC Interest Purchase Agreement]

NUTRI-FORCE NUTRITION, INC.

By:	/s/ Anthony Alfonso
Name:	Anthony Alfonso
Title:	President

/s/ Anthony Alfonso
Anthony Alfonso

/s/ Dan Alhadeff
Dan Alhadeff

/s/ Gilberto Diaz
Gilberto Diaz

/s/ Steve Marble
Steve Marble

COMPANY:

FDC VITAMINS, LLC

By:	/s/ Anthony Alfonso
Name:	Anthony Alfonso
Title:	President

[Signature Page to LLC Interest Purchase Agreement]